Form 10-K, Exhibit 13
period 1995-12-31
NYNEX CORP
filed 1996-03-22
CIK 732714

NYNEX

                                  ANNUAL REPORT

                                      1995

CONTENTS
--------
Introduction                                       1
Financial Highlights                               2
Letter to Share Owners                             4
Corporate Citizenship                              9
1995 Financial Results                             9
NYNEX Corporate Officers, Officers of Principal
  Operating Groups and Share Owner Information    51
NYNEX Board of Directors                          52

FOR INFORMATION ABOUT NYNEX'S 1996 ANNUAL MEETING OF SHARE OWNERS, SEE PAGE 51.


ABOUT THIS REPORT
-----------------
The NYNEX 1995 Annual Report and Proxy Statement is printed entirely on non-glossy, recycled paper. This is the first time that NYNEX has combined the Annual Report and Proxy Statement into one document. Our goal is to create a more convenient, cost-effective and environmentally responsible share owner document.

VISIT THE "NYNEX CONNECTION" ON THE WORLD WIDE WEB (http://www.nynex.com). OTHER NYNEX INTERNET WEB SITES INCLUDE THE NYNEX INTERACTIVE YELLOW PAGES (http://www.niyp.com); NYNEX CABLECOMMS (http://www.nynex.co.uk/nynex/); AND NYNEX SCIENCE & TECHNOLOGY-ASIA (http://www.nynexbk.co.th/).

OUR CORPORATE MISSION
---------------------
NYNEX Corporation's mission is to be a world-class leader in helping people communicate using information networks and services. NYNEX is a global communications and media corporation that provides a full range of services in the northeastern United States and high-growth markets around the world, including the United Kingdom, Thailand, Gibraltar, Greece, Indonesia, the
Philippines, Poland, Slovakia and the Czech Republic. NYNEX is a leader in telecommunications, wirefree communications, directory publishing and video entertainment and information services.

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report                                          Introduction 1
--------------------------------------------------------------------------------


NYNEX IN 1995: OUR STORY FOR THE YEAR IS A POSITIVE ONE: NEW SERVICES. MORE CUSTOMERS. EXCITING ALLIANCES. STRONG FINANCIAL RESULTS. SIGNIFICANT GROWTH. AND
A SOLID PLATFORM FOR GROWTH FOR THE YEARS TO COME....

FINANCIAL HIGHLIGHTS

[The four tables below represent four bar graphs in printed Annual Report]

Earnings (Loss) Per Share
(in dollars)

                   A        B
91..........    1.49     2.86
92..........    3.20     3.20
93..........   -0.95     3.00
94..........    1.89     2.97
95..........   -4.34     3.27

Return to Equity

                   A        B
91..........     6.4%    12.2%
92..........    13.8%    13.8%
93..........    -4.0%    12.5%
94..........     9.2%    14.4%
95..........   -25.4%    15.5%

Operating Revenues
(dollars in billions)

                   A        C
91..........    13.3     12.9
92..........    13.2     12.8
93..........    13.4     13.0
94..........    13.3     12.6
95..........    13.4     13.1

Net Income (Loss)
(dollars in millions)

                   A        B
91..........      601    1,151
92..........    1,311    1,311
93..........     -394    1,235
94..........      793    1,245
95..........   -1,850    1,397

A=Reported

B=Excluding restructure and other charges

C=As a result of the formation of the Bell Atlantic NYNEX Mobile cellular partnership in the third quarter of 1995, cellular results are now reported on an equity basis rather than a consolidated basis. Revenues adjusted to permit comparison. For 1995, revenues are also adjusted for a change in presentation of gross receipts tax.

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report                                 Financial Highlights  3
--------------------------------------------------------------------------------





December 31,
(In millions, except per share
data and total employees)                       1995         1994        1993
--------------------------------------------------------------------------------
OPERATING DATA
Operating Revenues                           $13,407    $13,307    $13,408
--------------------------------------------------------------------------------
Earnings (Loss) before Extraordinary
  Item and Cumulative Effect of Change
  in Accounting Principle                    $ 1,069    $   793    $  (272)
Extraordinary Item for the
  Discontinuance of Regulatory
  Accounting Principles, Net of Taxes        $(2,919)        --         --
Cumulative Effect of Change in Accounting
  for Postemployment Benefits,
  Net of Taxes                                    --         --       (122)
--------------------------------------------------------------------------------
Net Income (Loss)                            $(1,850)   $   793    $  (394)
PER SHARE DATA
Earnings (Loss) before Extraordinary
  Item and Cumulative Effect of Change
  in Accounting Principle                    $  2.50    $  1.89    $  (.66)
Extraordinary Item                           $ (6.84)        --         --
Cumulative Effect of Change in
  Accounting Principle                            --         --    $  (.29)
--------------------------------------------------------------------------------
Earnings (Loss)                              $ (4.34)   $  1.89    $  (.95)
Dividends                                    $  2.36    $  2.36    $  2.36
Book Value                                   $ 14.06    $ 20.26    $ 20.28
OTHER DATA
Total Assets                                 $26,220    $30,068    $29,458
Stockholders' Equity                         $ 6,079    $ 8,581    $ 8,416
Capital Expenditures*                        $ 3,188    $ 3,012    $ 2,717
Network Access Lines in Service                 17.1       16.6       16.0
Total Employees                               65,800     70,600     76,200
--------------------------------------------------------------------------------

1995 results include an extraordinary charge of $2.9 billion, or $6.84 per share, for discontinuance of accounting under Statement 71 and a net charge of $327.0 million, or $0.77 per share, for the enhanced pension offer and non-recurring gains and charges. 1994 results include after-tax charges for the enhanced pension offer of $452.8 million, or $1.08 per share. 1993 results include after-tax charges of $1.6 billion, or $3.95 per share, for business restructuring and other charges, primarily related to efforts to redesign operations and to force reduction programs.

* Excludes   additions  under  capital  lease  obligations  and,  prior  to  the discontinuance of Statement 71, the equity component of allowance for funds used during construction.

--------------------------------------------------------------------------------
4 Letter to Share Owners                                NYNEX 1995 Annual Report
--------------------------------------------------------------------------------


TO OUR SHARE OWNERS:

[picture]
IVAN SEIDENBERG
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

ACCESS LINES IN THE NORTHEAST AND OVERSEAS*
(in millions)

[A chart appears in the printed report]

*Overseas access lines include lines for NYNEX CableComms, TelecomAsia and Gibraltar NYNEX Communications Ltd.

In 1995, NYNEX made excellent progress on the road to becoming a global provider of communications, entertainment and information products and services. Our growth -- and our strong financial results -- were fueled by some exciting new customer initiatives, key strategic wins, a strong management team and an energized, committed work force. I'm pleased to report the following:

o Net income for the year was up 12.1 percent to $1.4 billion, or $3.27 per share, and included three straight quarters of double-digit earnings growth. These figures are adjusted for certain non-recurring items for 1994 and 1995.**

o Consolidated revenues (which don't include revenues from our Bell Atlantic NYNEX Mobile joint venture) were up 3.8 percent to $13.1 billion -- driven by strong volume growth across all businesses.

o Consolidated operating expenses rose 0.9 percent over 1994 to $10.3 billion. This expense growth -- significantly lower than our revenue growth -- was driven by across-the-board productivity gains. The combination of strong revenue growth and productivity gains expanded operating margins, which rose 2.2 percentage points in 1995 to 21.3 percent.

o The number of access lines in use worldwide rose by more than a million in 1995, to about 18 million. In addition to 17.1 million lines in the Northeast, that includes some 246,800 telecommunications lines for United Kingdom-based NYNEX CableComms; 710,000 lines for TelecomAsia, our strategic alliance to expand Bangkok's telephone network; and 15,800 lines for our Gibraltar partnership.

We're building share owner value with new choices and freedoms, and a renewed focus on serving our existing customers, developing new markets domestically and expanding our markets globally.

----------
**1995 results exclude an extraordinary charge of $2.9 billion or $6.84 per share, for discontinuance of acccounting under Statement 71 and a net charge of $327.0 million, or $0.77 per share, for the enhanced pension offer and non-recurring gains and charges. 1994 results exclude after-tax charges for the enhanced pension offer of $452.8 million, or $1.08 per share.

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report                                Letter to Share Owners 5
--------------------------------------------------------------------------------


THE NEW MARKET FREEDOMS SPELLED OUT IN THE NATIONAL LEGISLATION COMPLEMENT THE STATE REGULATORY BREAKTHROUGHS WE'VE ALREADY ACHIEVED.



NEW CHOICES, NEW FREEDOMS
-------------------------

A PLATFORM FOR GROWTH
The communications reform bill signed into law by President Clinton in February 1996 helps us grow to our full potential -- and lets us take advantage of new freedoms to provide a range of services that include new communications, information and entertainment choices.

We intend to move aggressively to meet all the requirements that will enable us to offer long-distance services to our current customers and to new customers -- across the nation and around the globe. And we are poised to offer a full array of wireline and wirefree services -- voice, data, information and entertainment -- in packages tailored to meet customers' individual needs.

We worked hard for this legislation, and so did many of you. Thanks for your letters and calls to Congress in support of telecommunications reform. You helped make a difference in a tough legislative battle.

The new market freedoms spelled out in the national legislation complement the state regulatory breakthroughs we've already achieved. With "incentive regulation" plans approved in New York, Massachusetts and Maine, we've brought the regulation of more than 95 percent of our telecommunications operations into line with marketplace realities. These plans provide the right framework for growth -- and provide an incentive to operate more efficiently. In fact, NYNEX already is using its new pricing flexibility to introduce a number of popular optional calling plans for business and residence customers.

SERVING OUR CUSTOMERS
---------------------
Today, our customers want more flexibility and control. We're meeting the "challenge of choice" through aggressive marketing, impressive new services and a continued focus on quality and customer satisfaction. Our strategy -- to meet customer requirements -- is reaping rewards:

o NYNEX's core telecommunications business in the Northeast experienced record growth last year. Access lines were up 3.4 percent over 1994. And access usage was up 8.6 percent.

o Sales of our value-added services -- such as NYNEX PhoneSmart(R) Services, NYNEX Voice Messaging Service and NYNEX VoiceDialingSM Service (developed by NYNEX Science & Technology, Inc., our leading-edge research and development lab) -- grew more than 40 percent. The number of ISDN lines in service nearly doubled, to more than 90,000.

o Private line revenues, led by sales of NYNEX Enterprise Services, rose more than 3 percent in 1995, marking the first year of growth for spe-


NORTHEAST ACCESS LINES PER TELECOMMUNICATIONS EMPLOYEE
[A chart appears in the printed report]

--------------------------------------------------------------------------------
6 Letter to Share Owners                                NYNEX 1995 Annual Report
--------------------------------------------------------------------------------


CELLULAR CUSTOMERS
(in thousands)

[A chart appears in the printed report]

* 1995 figure reflects the formation of a joint venture with Bell Atlantic's wireless business.


cialized business services since the mid-1980s. And Centrex lines were up 14.5 percent, to a total of 1.4 million lines in service.

o We also introduced iMPOWER, our new strategic network vision. Working with IBM and a host of other technology companies, we're creating an information infrastructure -- the NYNEX Business Network Architecture -- to provide voice, data, image, video and multimedia services to knowledge workers.

Serving customers better with quality service and more choice is the reason we continue to invest $2.4 billion annually in our Northeast wireline network -- building an all-digital network that helps people communicate via voice, data or video.

It's why we continue to build and nurture multilingual sales channels to tap into high-growth ethnic markets.

And it's why we're reinventing our business around customers. Service on the customer's schedule will be the order of the day, along with simplified, more flexible bill-paying options, proactive network maintenance and more. Our process re-engineering initiatives are focused on improving the quality of our service. And NYNEX will be able to handle increased demand for new products and services more efficiently than ever.

SERVING CUSTOMERS BETTER WITH QUALITY SERVICE AND MORE CHOICE IS THE REASON WE CONTINUE TO INVEST $2.4 BILLION ANNUALLY IN OUR NORTHEAST WIRELINE NETWORK.

When our re-engineering initiatives are completed, some 50 megacenters will be in place -- down from about 400 service centers in 1993. And about 17,000 people will have left the payroll through our special pension enhancement offer.

DEVELOPING NEW MARKETS DOMESTICALLY
-----------------------------------
At NYNEX, the world of communications is a world of wireline and wirefree solutions ... voice, video and data services ... information and entertainment. As we enter new lines of business, we're focused on increasing revenue from existing customers and building our customer base:

o In 1995, Bell Atlantic NYNEX Mobile Communications enjoyed 43 percent customer growth -- adding more than 1 million new customers through innovative value-priced offerings such as TalkAlongSM and MobileReach(R) roaming. MobileReach enables the partnership's 3.4 million customers to take advantage of the single largest cellular service territory in the United States, stretching from Maine to South Carolina.

o To establish a national presence in the wirefree marketplace, Bell Atlantic NYNEX Mobile, along with the AirTouch/U S WEST cellular partnership, invested $1 billion in personal communications services (PCS) licenses. We'll begin deploying PCS in 1996. When combined with existing cellular services, the potential market for this wirefree alliance is 165 million customers.

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report                                Letter to Share Owners 7
--------------------------------------------------------------------------------


o Our TELE-TV joint venture with Bell Atlantic and Pacific Telesis is getting ready to entertain you, delivering nationally branded entertainment and information services over our networks. As NYNEX and its partners work to deploy full-service broadband networks, we plan to begin offering TELE-TV service later this year through our investment in CAI Wireless. This investment will give us the ability to reach up to 7 million NYNEX customers with digital wireless cable technology.

o At NYNEX Information Resources Company -- the premier directory publisher in the Northeast -- stronger sales and process improvements led to 5.4 percent revenue growth, double the growth rate of 1994. Information Resources introduced the NYNEX Interactive Yellow Pages on the World Wide Web (http://www.niyp.com) -- a service that enables individuals to access the names, addresses and phone numbers of 16.5 million businesses throughout the United States.

EXPANDING OUR MARKETS GLOBALLY
------------------------------
NYNEX CableComms, the second largest cable TV and telecommunications operator in the United Kingdom, now passes 1.2 million of 2.7 million homes in 16 franchise areas. In 1995, the number of residence telecommunications lines grew 135 percent, business phone lines jumped 168 percent and the number of cable TV customers grew 61 percent. CableComms revenue growth more than doubled in 1995. In June 1995, we completed an initial public offering of CableComms stock, raising more than $600 million.

NYNEX continues to work with global partners in Europe and the Asia/Pacific region to pursue high-growth opportunities overseas -- capitalizing on our strength in building and managing complex telecommunications networks:

o Through  TelecomAsia,  our strategic  alliance with the CP Group,  we've built
1.56 million lines of a 2 million-line network in Bangkok, Thailand. We also received government approval to build an additional 600,000 lines. UTV, a TelecomAsia subsidiary, now offers cable TV services over the fiber-optic backbone of the TelecomAsia network.

o Through our interest in another CP company, Orient Telecom & Technology Holdings, we're pursuing telephone and cable opportunities in China -- where only three phone lines exist for every 100 people.

o To help develop new services and technical strategies for our Bangkok networks and the emerging communications markets of Southeast Asia, NYNEX has opened a research and development lab in Thailand -- an overseas arm of our Science & Technology facility.

NYNEX CABLECOMMS SUBSCRIBERS*
(in thousands)

[A chart appears in the printed report]

*Includes subscribers for residence and business telecommunications services and cable TV. Some customers subscribe to more than one service.

--------------------------------------------------------------------------------
8 Letter to Share Owners                                NYNEX 1995 Annual Report
--------------------------------------------------------------------------------


o NYNEX, along with Telecom Holding and Benpres Holdings Corp., has begun building at least 300,000 new phone lines in the Philippines. The holding company will provide local and international toll service on the island nation.

o NYNEX is the managing sponsor of FLAG, our Fiber-optic Link Around the Globe project. When FLAG is completed next year, it will be the longest undersea fiber-optic cable ever built -- a 17,000-mile cable system with 12 landing sites from London to Tokyo, including China. FLAG will have the capacity to handle 600,000 calls simultaneously, delivering state-of-the-art broadband services. In addition to NYNEX, the FLAG alliance includes leading international businesses that have come together to finance construction of the cable.

o In 1995, we announced a venture to bring digital cellular phone service to Indonesia -- a potential market of 195 million people.

o STET Hellas, the Greek cellular company in which we have a 20 percent stake, is serving 124,000 customers, up 71 percent for the year.

o Revenue from our international directory publishing efforts in Poland, the Czech Republic, Slovakia and Gibraltar is up 67 percent year over year. In 1995, we distributed some 6.7 million directories overseas. NYNEX Information

WE'RE DELIVERING ON OUR OBJECTIVE OF STEADY EARNINGS GROWTH, DRIVEN BY INCREASED REVENUE, ENHANCED PRODUCTIVITY AND SUPERIOR PERFORMANCE IN THE WORLD'S "HOTTEST" INDUSTRY.

Resources publishes more than 338 different directories in the United States and overseas.

NYNEX is a new kind of company in a newly competitive world. Our share owner value-based compensation plan -- which includes employee stock ownership programs -- gives all of our people a stake in working for our continued success. And as we expand the scope of our business, we're keeping a sharp focus on our commitment to "NYNEX Winning Ways." These guiding principles, which include integrity, diversity, teamwork and accountability, define us as a team and help us put our core values -- Quality, Ethics and Caring for the Individual -- into action.

That's the NYNEX story in a nutshell. We're delivering on our objective of steady earnings growth, driven by increased revenue, enhanced productivity and superior performance in the world's "hottest" industry. We're making excellent progress on our vision for communications and multimedia in the Northeast and around the globe. And we're building real momentum for continued growth and expansion in 1996 and beyond.

/s/ Ivan

IVAN  SEIDENBERG
CHAIRMAN  AND
CHIEF  EXECUTIVE OFFICER

CORPORATE CITIZENSHIP:
HELPING THE COMMUNITIES WE SERVE
--------------------------------

As a leading corporate citizen, NYNEX gives high priority to helping people communicate through technology -- and helping people enrich their lives. In 1995, we distributed approximately $19.5 million in grants, matching gifts and voluntary recognition program awards. Our grant-making philosophy is guided by three priorities:

1) Improve the quality of education;
2) Promote long-term wellness by supporting health and human-services programs; and
3) Promote diversity by sponsoring cultural and community partnerships.

For information about NYNEX's philanthropic programs, or for a complete list of contributions, write to, call or fax: NYNEX, Corporate Philanthropy, 1095 Avenue of the Americas, New York, NY 10036. Phone: (800) 360-7955; Fax: (212) 398-0951.

The e-mail address for Corporate Philanthropy is notes.sdubose@a50vm1.trg. nynex.com Information about our philanthropic programs also is featured on NYNEX's World Wide Web site (http://www.nynex.com).


1995
FINANCIAL
RESULTS

CONTENTS
--------
Management's Discussion and Analysis of
  Financial Condition and Results of Operations   10
Selected Financial and Operating Data             25
Report of Independent Accountants                 26
Report of Management                              27
Consolidated Statements of Income                 28
Consolidated Balance Sheets                       29
Consolidated Statements of Changes in
  Stockholders' Equity                            30
Consolidated Statements of Cash Flows             31
Notes to Consolidated Financial Statements        32
Supplementary Information                         50

--------------------------------------------------------------------------------
10  Management's Discussion and Analysis                NYNEX 1995 Annual Report
--------------------------------------------------------------------------------


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

NATURE OF OPERATIONS
--------------------
NYNEX Corporation ("NYNEX") is a global communications and media corporation that provides a full range of services in the northeastern United States and in high growth markets around the world. NYNEX has expertise in telecommunications, wireless communications, directory publishing, and video entertainment and information services. NYNEX's principal operating subsidiaries are New York Telephone Company ("New York Telephone") and New England Telephone and Telegraph Company ("New England Telephone") (collectively, the "telephone subsidiaries"). Intrastate communications services are regulated by various state public service commissions ("state commissions"), and interstate communications services are regulated by the Federal Communications Commission ("FCC").

BUSINESS RESTRUCTURING
----------------------
NYNEX's 1993 results included pretax charges of $2.1 billion ($1.4 billion after-tax) for business restructuring, predominantly within the telecommunications business. Business restructuring resulted from a comprehensive analysis of operations and work processes, resulting in a strategy to redesign them to improve efficiency and customer service, to adjust quickly to accelerating change, to implement work force reductions, and to produce savings necessary for NYNEX to operate in an increasingly competitive environment.

The 1993 charges were comprised of: $1.1 billion in employee termination costs to reduce the work force by approximately 16,800 employees by the end of 1996; $626 million of process re-engineering charges, primarily for systems redesign and work center consolidation; $283 million in costs associated with planned exits from certain nontelecommunications businesses; and $106 million for asset write-offs and loss contingency accruals.

1995 AND 1994 ADDITIONAL CHARGES
During 1994, NYNEX announced retirement incentives to provide a voluntary means of implementing substantially all of the planned work force reductions. The retirement incentives were to be offered at different times through 1996 according to local force requirements and were expected to generate an estimated additional $2.0 billion in pretax charges ($1.3 billion after-tax) over that period of time as employees elected to leave the business through retirement incentives rather than through the severance provisions of the 1993 force reduction plan. In 1995 and 1994, respectively, approximately 4,700 and 7,200 employees accepted the incentive plan. This resulted in $514.1 million ($326.8 million after-tax) and $693.5 million ($452.8 million after-tax), respectively, of incremental charges for the cost of retirement incentives. The reserves established in 1993 for severance have been and will continue to be transferred primarily to the pension liability on a per employee basis as a result of employees' accepting the retirement incentives. Much of the cost of the enhancements will be funded by NYNEX's pension plans.

EMPLOYEE REDUCTIONS
The 1993 employee termination costs of $1.1 billion were comprised of $586 million for employee severance payments (including salary, payroll taxes, and outplacement costs) and $520 million for postretirement medical costs (total after-tax charges were $700 million). These costs were for planned work force reductions of 4,200 management employees and 12,600 nonmanagement employees. At December 31, 1994, the actual number of employees who elected to leave through retirement incentives in 1994 and the expectation for 1995 and 1996 were as follows:

                                     1994         1995         1996        Total
--------------------------------------------------------------------------------
Management                          3,700          500           --        4,200
Nonmanagement                       3,500        5,600        3,500       12,600
--------------------------------------------------------------------------------
Total                               7,200        6,100        3,500       16,800

At December 31, 1994, the actual additional pretax charges for the retirement incentives and related postretirement medical costs in 1994, and the expected additional charges for 1995 and 1996 were as follows:

(In millions)                        1994         1995         1996        Total
--------------------------------------------------------------------------------
Management                         $  191       $   31       $   --       $  222
Nonmanagement                         503          804          434        1,741
--------------------------------------------------------------------------------
Total                              $  694       $  835       $  434       $1,963

CURRENT STATUS
During 1995, it became evident that the number of management employees leaving under the retirement incentives would exceed the original estimate due to additional management staff reduction efforts. It was also determined that, due to volume of business growth, the expected reduction in the number of nonmanagement employees would be less and would not be fully realized until 1998.

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report                Management's Discussion and Analysis  11
--------------------------------------------------------------------------------


The actual number of employees who elected to leave through retirement incentives in 1994 and 1995 are as follows:

                                            1994            1995           Total
--------------------------------------------------------------------------------
Management                                 3,700           2,300           6,000
Nonmanagement                              3,500           2,400           5,900
--------------------------------------------------------------------------------
Total                                      7,200           4,700          11,900
--------------------------------------------------------------------------------

At the present time, NYNEX expects the total number of employees who will elect to take the pension enhancements to be in the range of 17,000 to 18,000, consisting of approximately 7,000 management and 10,000 to 11,000 nonmanagement employees depending on work volumes, needs of the business, and timing of the incentive offers.

NYNEX continues to monitor the estimated additional charges to be recorded and, at December 31, 1995, still anticipates the additional charges to be in the range of $2.0 billion ($1.3 billion after-tax), despite the increase in the expected number of employees who will elect to take the incentive. This estimate is based on favorable actuarial experience for actual postretirement medical costs, and favorable demographics of employees actually accepting the offer, which have resulted in per capita charges being somewhat lower than expected. The actual additional pretax charges for the retirement incentives and related postretirement medical costs in 1994 and 1995 are as follows:

(In  millions)                                1994          1995           Total
--------------------------------------------------------------------------------
Management                                    $191          $268            $459
Nonmanagement                                  503           246             749
--------------------------------------------------------------------------------
Total                                         $694          $514          $1,208
--------------------------------------------------------------------------------

At the present time, it is expected that the future additional pretax charges for retirement incentives will be approximately $600 to $800 million, consisting of $100 million for management and in the range of $500 to $700 million for nonmanagement employees.

The actual severance reserves utilized and the application of the postretirement medical liability established in 1993 during 1994 and 1995 are shown below:

SEVERANCE RESERVE

(In millions)                                  1994          1995         Total#
--------------------------------------------------------------------------------
Management*                                    $303           $53           $356
Nonmanagement                                    34            29             63
--------------------------------------------------------------------------------
Total                                          $337           $82           $419
--------------------------------------------------------------------------------

* 1994 includes $45 million of the 1991 severance reserves remaining at December 31, 1993.

# The severance utilization amounts in 1995 and 1994 are comprised of $79 and $315 million, respectively, of severance reserves transferred to the pension liability and $3 and $22 million, respectively, utilized for other retiree costs.

POSTRETIREMENT MEDICAL LIABILITY

(In millions)                                 1994           1995          Total
--------------------------------------------------------------------------------
Management                                     $129           $20           $149
Nonmanagement                                    50            52            102
--------------------------------------------------------------------------------
Total                                          $179           $72           $251
--------------------------------------------------------------------------------

Assuming that employees will continue to leave under the retirement incentives, it is expected that the remaining $212 million of severance reserves will be utilized and the remaining $269 million of the postretirement medical liability will be applied in the years 1996 through 1998.

PROCESS  RE-ENGINEERING
Approximately $626 million of the 1993 charges ($395 million after-tax) consists of costs associated with re-engineering service delivery to customers. During the period 1994 through 1996, NYNEX is decentralizing the provision of residence and business customer service throughout the region, creating regional businesses to focus on unique markets, and centralizing numerous operations and support functions. At December 31, 1994, the actual 1994 utilization of reserves for process re-engineering and the revised expected utilization for 1995 and 1996 were as follows:

(In millions)                            1994        1995       1996       Total
--------------------------------------------------------------------------------
Systems redesign                         $108        $162         $2        $272
Work center
 consolidation                             27          97         49         173
Branding                                   21          21         --          42
Relocation                                 --           6          1           7
Training                                   --          21         28          49
Re-engineering
 implementation                            43          28         12          83
--------------------------------------------------------------------------------
Total                                    $199        $335        $92        $626
--------------------------------------------------------------------------------

SYSTEMS REDESIGN is the cost of developing new systems, processes and procedures to facilitate implementation of process re-engineering initiatives in order to realize operational efficiencies and enable NYNEX to reduce work force levels. These projects consist of radical changes in the applications and systems supporting business functions to be redesigned as part of the restructuring plan. All of the costs associated with these projects are incremental to ongoing operations. Specifically, only software purchases and external contractor expenses, which are normally expensed in accordance with NYNEX policy, were included in the 1993 restructuring charges. The business processes included in systems redesign are customer contact, customer provisioning, customer operations, and customer support.

--------------------------------------------------------------------------------
12  Management's Discussion and Analysis                NYNEX 1995 Annual Report
--------------------------------------------------------------------------------


CUSTOMER CONTACT represents the direct interface with the customer to provide sales, billing inquiry and repair service scheduling on the first contact. CUSTOMER PROVISIONING involves the development of the network infrastructure, circuit and dialtone provisioning and installation, and process standardization. CUSTOMER OPERATIONS focuses on network monitoring and surveillance, trouble testing, dispatch control, and proactive repair, with reliability as a critical competitive advantage. CUSTOMER SUPPORT facilitates low-cost, reliable service by providing support for the other three business processes.

WORK CENTER CONSOLIDATION costs are incremental costs associated with establishing work teams in fewer locations to take advantage of lower force levels and system efficiencies, such as moving costs, lease termination costs (from the date premises are vacated), and other consolidation costs. BRANDING includes the costs to develop a single "NYNEX" brand identity associated with restructured business operations. RELOCATION costs are required to move personnel to different locations due to work center consolidations and include costs based on NYNEX's relocation guidelines and the provisions of collective bargaining agreements. TRAINING costs are for training nonmanagement employees on newly-designed, cross-functional job positions and re-engineered systems created as part of the restructuring plan, which will permit one employee to perform tasks formerly performed by several employees, and include tuition, out-of-pocket course development and administrative costs, facilities charges, and related travel and lodging. RE-ENGINEERING IMPLEMENTATION costs are incremental costs to complete re-engineering initiatives.

CURRENT STATUS
At December 31, 1995, the actual 1994 and 1995 utilization of reserves and the revised expectation for 1996 are as follows:

(In millions)                           1994        1995        1996       Total
--------------------------------------------------------------------------------
Systems  redesign                       $108        $207         $61        $376
Work center
 consolidation                            27          51          43         121
Branding                                  21          11           1          33
Relocation                                --           3           2           5
Training                                  --           6          12          18
Re-engineering
 implementation                           43          27           3          73
--------------------------------------------------------------------------------
Total                                   $199        $305        $122        $626
--------------------------------------------------------------------------------

SYSTEMS REDESIGN: During 1994, it was determined that systems redesign would require a larger than anticipated upfront effort to fully integrate interfaces between various systems and permit development of multi-tasking capabilities. A higher degree of complexity and additional functionality required by real-time, interactive systems contributed to the increase. During 1995, systems estimates increased due to the complexity and extensiveness of integration testing and quality assurance processes. Approximately $84 and $44 million relating to software systems that were addressed by the restructure plan but not specifically provided for in the 1993 accrual was expensed in 1995 and 1994, respectively.

The actual 1994 and 1995 utilization and the revised expected utilization in 1996 of the systems redesign reserves, by business process, are as follows:

(In millions)                              1994       1995       1996      Total
--------------------------------------------------------------------------------
Customer contact                            $ 52       $109       $30       $191
Customer provisioning                         11         21        --         32
Customer operations                           19         44        26         89
Customer support                              26         33         5         64
--------------------------------------------------------------------------------
Total                                       $108       $207       $61       $376
--------------------------------------------------------------------------------

WORK CENTER CONSOLIDATION was revised in 1994 for an increase in the number of work centers from what was originally planned based on union agreements. The revised estimate for 1996 is based on actual costs incurred to date and reflects the completion of the majority of the planned work centers. Relocation of employees was revised downward in 1994 due to the increase in the number of work centers and terms of the union agreements. At the end of 1995, the majority of the work centers are complete. TRAINING was delayed in 1994 due to the timing of the union agreements and the higher degree of complexity of systems redesign; total expected costs were decreased due to the planned use of more in-house training. Training was accomplished in 1995 through in-house, on-the-job and multi-media training. RE-ENGINEERING IMPLEMENTATION is winding down and will be reported with the related projects in 1996.

OTHER RESTRUCTURING CHARGES
Approximately $283 million of the 1993 restructuring charges ($271 million after-tax) related to NYNEX's sale or discontinuance of its information products and services businesses, including the sale of AGS Computers, Inc. ("AGS") and several of its business units and The BIS Group Limited ("BIS"). These charges included the write-off of the net book value of the businesses and estimated provision for future operating losses and disposal costs. NYNEX utilized $22, $62 and $185 million in 1995, 1994 and 1993, respectively, of these restructuring reserves. It is expected that the remaining balance of $14 million will be utilized in 1996.

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report                Management's Discussion and Analysis  13
--------------------------------------------------------------------------------


An additional $106 million ($69 million after-tax) was recorded in 1993 for write-offs of assets and accrual of loss contingencies directly associated with restructuring at other nontelephone subsidiaries. These reserves were not utilized in 1995, but were utilized in 1994 and 1993 in the amounts of $51 (primarily for the disposition of NYNEX Properties Company) and $9 million, respectively. It is estimated that the remaining balance of $46 million will be substantially utilized in 1996.

FUTURE CASH  EFFECTS AND COST SAVINGS
The 1993 restructuring charges had anticipated approximately $550 million in cash outflows during the three-year period from 1994 through 1996 for severance and re-engineering costs. In 1994, NYNEX implemented retirement incentives and no longer expects to incur significant severance costs for the planned work force reductions. Cash outflows for 1993 re-engineering accruals are expected to total approximately $395 million ($125, $191, and $79 million in 1994, 1995, and 1996, respectively). Noncash restructuring charges include the pension enhancements, postretirement medical costs, charges related to discontinuance of information products and services businesses, and write-offs of assets at other nontelephone subsidiaries. Capital expenditures for 1994 through 1996 are expected to total approximately $560 million ($170, $230 and $160 million in 1994, 1995, and 1996, respectively), primarily related to systems re-engineering and work center consolidation. Over time, it is anticipated that savings generated by restructuring will provide the funds required, and any short-term cash flow needs will be met through NYNEX's usual financing channels.

Since the inception of process re-engineering and the special pension enhancement program in 1994, approximately 11,900 employees have accepted the retirement incentives. On an annualized basis, this will equate to an average reduction in wages and benefits of approximately $650 million. Partially offsetting these cost savings will be the effects of wage and price inflation, growth in volume of business and higher costs attributable to service improvements.

It is anticipated that the restructuring will result in reduced costs during the period of restructuring and reduced annual operating expenses of approximately $1.7 billion beginning in 1997. These savings include approximately $1.1 billion in reduced wage and benefit expenses due to lower work force levels, and approximately $600 million in non-wage savings including reduced rent expense for fewer work locations and lower purchasing costs. Partially offsetting these savings are higher costs due to inflation and growth in the business.

RESULTS OF OPERATIONS
---------------------
NYNEX reported a net loss for the year ended December 31, 1995 of $(1.8) billion, or $(4.34) per share. Net income for the year ended December 31, 1994 was $792.6 million, or $1.89 per share. The net loss for the year ended December 31, 1993 was $(394.1) million, or $(.95) per share.

The net loss for 1995 includes an extraordinary charge and non-recurring charges and credits totaling $3.2 billion after-tax, or $7.61 per share. Included in this amount are: an extraordinary charge of $2.9 billion, or $6.84 per share, for the discontinuance of Statement of Financial Accounting Standards No. 71 ("Statement No. 71") (see Note B); charges of $549.5 million, or $1.29 per share, for non-recurring items and for pension enhancements; a gain of $155.1 million, or $.36 per share, as a result of an initial public offering ("IPO") of NYNEX's UK cable business (see Note J); and a net gain of $67.4 million, or $.16 per share, from the sale of certain cellular properties as a result of the formation of the Bell Atlantic NYNEX Mobile cellular partnership ("BANM") (see Note F). Results for 1994 include an after-tax charge of $452.8 million, or $1.08 per share, for pension enhancements. Adjusting for these items, 1995 net income was $1.4 billion, an increase of 12.1% over 1994. Results for 1993 include after-tax charges of $1.6 billion, or $3.95 per share, for business restructuring and other charges. Adjusting for these charges, 1993 net income was $1.2 billion.

OPERATING REVENUES for 1995 were $13.4 billion, an increase of $100.3 million, or .8%, over 1994. Included in this increase were changes in presentation in 1995 of gross receipts tax and revenues from NYNEX Mobile Communications Company ("NYNEX Mobile") as a result of the BANM cellular partnership (see Note A). Adjusting for these items, operating revenues increased 3.8% to $13.1 billion. Revenues from the telephone subsidiaries and Telesector Resources Group, Inc. (collectively, the "telecommunications group") increased 3.0% to $11.9 billion, and revenues from NYNEX's other subsidiaries (the "nontelephone subsidiaries") increased 11.6%, to $1.2 billion. Supporting the telecommunications group's revenue growth were a 3.4% growth in access lines and an 8.6% increase in access usage over last year.

--------------------------------------------------------------------------------
14  Management's Discussion and Analysis                NYNEX 1995 Annual Report
--------------------------------------------------------------------------------


Operating revenues for 1994 were $13.3 billion, a decrease of $101.2 million, or
 .8%, from 1993. Included in this decrease were changes in presentation of revenues from NYNEX Mobile and from information products and services businesses that were sold in 1993 and 1994. Adjusting for these items, operating revenues increased .4% to $12.6 billion. Revenues from the nontelephone subsidiaries increased 6.4% to $1.1 billion, supported by growth in NYNEX CableComms' customer base. Revenues from the telecommunications group were essentially flat at $11.5 billion, due principally to a revenue reduction ordered by the New York State Public Service Commission ("NYSPSC").

OPERATING EXPENSES for 1995 were $11.3 billion, a decrease of $235.7 million, or 2.0%, from 1994. Included in this decrease (and as described below) were: pension enhancement charges in both periods; non-recurring net charges in 1995; and changes in presentation in 1995 of gross receipts tax and expenses from NYNEX Mobile as a result of the BANM cellular partnership (see Note A). Adjusting for these items, operating expenses were $10.3 billion, an increase of $93.8 million, or .9%. At the telecommunications group, operating expenses increased $8.1 million, or .1%, and at the nontelephone subsidiaries, operating expenses increased $85.7 million, or 9.8%.

Operating expenses for 1994 were $11.6 billion, a decrease of $1.5 billion, or 11.7%, from 1993. Included in this decrease (and as described below) were: business restructuring and other charges in 1993; pension enhancement charges in 1994; and changes in presentation of expenses from NYNEX Mobile and from information products and services businesses that were sold in 1993 and 1994. Adjusting for these items, operating expenses were $10.2 billion, an increase of $122.7 million, or 1.2%. At the telecommunications group, operating expenses increased $119.6 million, or 1.3%, and at the nontelephone subsidiaries, operating expenses were essentially flat.

OPERATING INCOME, adjusting for non-recurring items and the year-over-year change in the operating income of NYNEX Mobile, was $2.8 billion in 1995, an increase of $381.9 million, or 15.9%. Operating margin for 1995 improved 2.2 percentage points to 21.3% from 19.1%. This improvement resulted from increased productivity as adjusted expense growth of .9% was outpaced by adjusted revenue growth of 3.8%.

Operating income, adjusting for non-recurring items and the year-over-year changes in the operating income of NYNEX Mobile and the information products and services businesses that were sold, was $2.4 billion in 1994, a decrease of $73.0 million, or 3.0%. Operating margin for 1994 declined to 19.1% from 19.7%, resulting from adjusted expense growth of 1.2% exceeding adjusted revenue growth of .4%.

OPERATING REVENUES

(In millions)                                 1995           1994           1993
--------------------------------------------------------------------------------
Local  service                           $ 6,722.2      $ 6,605.4      $ 6,472.9
Long  distance                             1,039.2        1,081.2        1,134.4
Network access                             3,557.5        3,447.0        3,387.2
Other                                      2,088.0        2,173.0        2,413.3
--------------------------------------------------------------------------------
Total operating revenues                 $13,406.9      $13,306.6      $13,407.8
--------------------------------------------------------------------------------

LOCAL SERVICE revenues increased $116.8 million, or 1.8%, in 1995 due primarily to a net $164 million increase in demand driven by growth in access lines and sales of calling features. This increase was partially offset by $35 million in rate reductions in New York and Maine, an $8 million decrease attributable to potential customer billing claims at New York Telephone, and a $5 million decrease due to the 1994 reversal of previously deferred revenues in Rhode Island.

Local service revenues increased $132.5 million, or 2.0%, in 1994 due primarily to: a net $240 million increase in demand driven by growth in access lines, sales of calling features and higher usage associated with winter storms, and a $23 million increase in rates due to a rate restructuring in Massachusetts (offset by decreases in long distance rates mentioned below), partially offset by a $135 million revenue reduction pursuant to an NYSPSC order.

LONG DISTANCE revenues decreased $42.0 million, or 3.9%, in 1995 due primarily to: $24 million in required rate reductions at New England Telephone; $7 million in price reductions in New Hampshire; and a decrease in demand for wide area telecommunications services as a result of customer shifts to lower priced services offered by the telephone subsidiaries and increased competition. It should be noted that certain competitive losses in long distance revenues are mostly offset by increases in network access revenues.

Long distance revenues decreased $53.2 million, or 4.7%, in 1994 due primarily to: $25 million in rate decreases due to the previously mentioned Massachusetts rate restructuring; $8 million in price reductions in New Hampshire; a $13 million revenue

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report                Management's Discussion and Analysis  15
--------------------------------------------------------------------------------


reduction pursuant to an NYSPSC order; a $12 million shift in interstate toll revenues from long distance to network access at New York Telephone; and the previously mentioned decrease in demand for wide area telecommunications services. These decreases were partially offset by increased demand for message toll services.

NETWORK ACCESS revenues increased $165.7 million, or 4.8%, in 1995 excluding a $55.2 million decrease attributable to a change in the presentation of gross receipts tax collected by New York Telephone on behalf of interexchange carriers. (In the third quarter of 1995, as a result of a change in tax law, New York Telephone was no longer required to pay gross receipts tax to New York State on interstate access revenues. Prior to this change, these taxes were collected from interexchange carriers and remitted to the taxing authority and were included in both operating revenues and operating expenses) (see OPERATING EXPENSES.) The increase in Network access revenues resulted from a $157 million increase in interstate demand partially offset by a $29 million reduction in interstate rates, and a $44 million increase in intrastate demand partially offset by a $10 million reduction in intrastate rates.

Network access revenues increased $59.8 million, or 1.8%, in 1994. There was a $127 million increase in interstate demand partially offset by a $69 million reduction in interstate rates, and a $21 million increase in intrastate demand offset by a $24 million reduction in intrastate rates. In addition, there was a $12 million increase at New York Telephone due to the aforementioned shift in interstate toll revenues and a $12 million recognition of previously deferred revenues, partially offset by a $12 million revenue reduction pursuant to an NYSPSC order.

OTHER revenues increased $235.2 million, or 16.2%, in 1995, after adjusting for a $320.2 million decrease associated with the July 1, 1995 deconsolidation of NYNEX Mobile due to the formation of the BANM cellular partnership (see Note A) ($399.8 million for six months of 1995 compared with $720.0 million for twelve months of 1994). The increase of $235.2 million reflects the following: NYNEX CableComms revenues increased $70.2 million, more than doubling, due to significant increases in cable television customers and in residence and business telecommunication lines. NYNEX Information Resources revenues increased $48.7 million, or 5.4%, due primarily to increased Yellow Pages advertising revenues, from both domestic and international directories. Telecommunications revenues increased $110.2 million, due to the following at New York Telephone:
(1) $109.2 million due to the cessation of "setting aside" revenues in the second quarter of 1995 as a result of an NYSPSC order approving a performance-based regulatory plan (the "Plan"), (2) $10 million due to the elimination of the deferral of intrastate revenues as a result of the discontinuance of regulatory accounting principles (see Note B), (3) $4.5 million from revenues earned under a service improvement plan implemented in 1994 and (4) $5 million recognized in connection with intraLATA presubscription ("ILP") commitments that were met in 1995. These increases were partially offset by a $22 million decrease in billing and collection revenues pursuant to a contract with AT&T Corp.

With respect to (1) above, future quarters will no longer reflect the setting aside of revenues of $38 million per quarter experienced in 1994 and early 1995. At December 31, 1995, $188 million of revenues remains deferred ($161 million pursuant to the Plan and $27 million pursuant to the service improvement plan) and will be recognized as commitments are met or obligations are satisfied (see STATE REGULATORY).

Other revenues decreased $89.4 million, or 5.8%, in 1994, after adjusting for a $279.5 million increase associated with the deconsolidation of NYNEX Mobile ($720.0 million for 1994 compared with $440.5 million for 1993) and a $430.4 million decrease associated with the sale of information products and services businesses. The decrease of $89.4 million reflects the following:
Telecommunications revenues decreased $153.8 million, due principally to a $153 million revenue reduction ordered by the NYSPSC. NYNEX Information Resources revenues increased $22.2 million, or 2.5%, reflecting higher Yellow Pages advertising revenues and increased revenues from the publication of directories in the Czech Republic. NYNEX CableComms revenues increased $37.0 million, more than doubling in 1994.

OPERATING EXPENSES

(In millions)                             1995             1994             1993
--------------------------------------------------------------------------------
                                     $11,314.7        $11,550.4        $13,074.5
--------------------------------------------------------------------------------

OPERATING EXPENSES for 1995 were $11.3 billion, a decrease of $235.7 million, or 2.0%, from 1994. Included in this decrease (as discussed below) were: pension enhancement charges in both periods; non-recurring net charges in 1995; and changes in

--------------------------------------------------------------------------------
16  Management's Discussion and Analysis                NYNEX 1995 Annual Report
--------------------------------------------------------------------------------


presentation in 1995 of gross receipts tax and expenses from NYNEX Mobile as a result of the BANM cellular partnership. Adjusting for these items, operating expenses were $10.3 billion, an increase of $93.8 million, or .9%.

Operating expenses for 1994 were $11.6 billion, a decrease of $1.5 billion from 1993. Included in this decrease (as discussed below) were: business restructuring and other charges in 1993; pension enhancement charges in 1994; and changes in presentation of expenses from NYNEX Mobile and from information products and services businesses that were sold. Adjusting for these items, operating expenses were $10.2 billion, an increase of $122.7 million, or 1.2%.

Operating expenses included pretax pension enhancement charges of $514.1 million and $693.5 million in 1995 and 1994, respectively. The non-recurring net charges in 1995 included: (1) accruals of $291.5 million related to various self-insurance programs, legal and regulatory contingencies, operating tax provisions and revised benefit charges, reflecting events that occurred in 1995 and additional information made available through revised estimates and analyses completed during 1995, and (2) a $53.5 million net expense reduction resulting primarily from the recognition of a pension curtailment gain and certain non-recurring charges associated with the formation of the BANM cellular partnership (see Note F). There was a $55.2 million change in presentation in 1995 of gross receipts tax collected by New York Telephone on behalf of interexchange carriers (see NETWORK ACCESS revenues), and a $332.9 million decrease associated with the deconsolidation of NYNEX Mobile as a result of the BANM cellular partnership (see Note A) ($336.2 million for six months of 1995 compared with $669.1 million for twelve months of 1994).

At the telecommunications group, operating expenses were $9.3 billion in 1995, an increase of $8.1 million, or .1%. Employee related costs increased $9.5 million in 1995. Higher salaries and wages resulting primarily from wage rate and volume-related increases were substantially offset by reductions in the work force and lower benefit costs (including revised estimates associated with workers compensation accruals). Offsetting these increases was a $1.4 million net decrease in non-employee costs, primarily as a result of decreases in depreciation and amortization (see Note B) offset by increases in bad debt expense, advertising and marketing costs, and gross receipts taxes (primarily from a tax settlement at New York Telephone).

At the nontelephone subsidiaries, operating expenses were $959.9 million in 1995, an increase of $85.7 million, or 9.8%. This increase was almost entirely due to the expansion of NYNEX CableComms.

Operating expenses for 1994 included pretax pension enhancement charges of $693.5 million. Operating expenses for 1993 included business restructuring and other charges of $2.2 billion. There was a $290.5 million increase associated with the deconsolidation of NYNEX Mobile ($669.1 million for 1994 compared with $378.6 million for 1993) and a $435.1 million decrease associated with the sale of information products and services businesses.

At the telecommunications group, operating expenses were $9.3 billion in 1994, an increase of $119.6 million, or 1.3%. Employee related costs increased $38.0 million in 1994. Higher salaries and wages resulting from wage rate increases, single enterprise employee transfers, and volume-related increases were partially offset by reductions in the work force and lower benefit costs. In addition, there was an $81.6 million increase in non-employee costs, primarily as a result of increases in depreciation and amortization, bad debt expense, and contracted services, partially offset by decreases in property taxes.

GAIN ON SALE OF STOCK BY SUBSIDIARY
An IPO of the shares of NYNEX CableComms Group PLC ("UK CableComms") and NYNEX CableComms Group Inc. ("US CableComms") (collectively, "CableComms") was completed in June 1995. The offering represented 33% of the total units outstanding, with NYNEX retaining the balance. Net proceeds from the offering were approximately $610 million. NYNEX recognized a pretax gain of $264.1 million in recognition of the net increase in the value of NYNEX's investment in CableComms (see Note J).

OTHER INCOME (EXPENSE) - NET

(In millions)                      1995                1994                1993
--------------------------------------------------------------------------------
                                  $(4.9)             $(43.8)             $(97.0)
--------------------------------------------------------------------------------

OTHER INCOME (EXPENSE) - NET for 1995 improved $38.9 million over 1994. The principal components of this change were a $70.3 million non-recurring gain on the sale of cellular properties in connection with the formation of the BANM cellular partnership (see Note F), partially offset by a $26.7 million increase in minority interest expense and $17.4 million from unrealized "mark to market" valuation adjustments (see FINANCIAL INSTRUMENTS).

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report                 Management's Discussion and Analysis 17
--------------------------------------------------------------------------------


Other income (expense) - net for 1994 improved $53.2 million over 1993. The principal components of this change were: in 1993, $84 million was expensed for the interstate portion of call premiums and other charges associated with the refinancing of long-term debt, partially offset by an $11 million increase in minority interest expense in 1994.

INTEREST EXPENSE

(In millions)                       1995               1994                 1993
--------------------------------------------------------------------------------
                                  $733.9             $673.8               $659.5
--------------------------------------------------------------------------------

INTEREST EXPENSE for 1995 increased $60.1 million, or 8.9%, over 1994 due primarily to higher average interest rates of 7.2% compared to 6.5% in 1994. The higher average interest rates are due to increased short-term rates and a lengthening in the maturity of the debt portfolio in the latter half of 1994 (77% long-term in 1995 compared to 70% in 1994). Total debt remained essentially flat at $9.8 billion. This increase in interest expense was partially offset by a reversal in 1995 of $14 million of previously recorded interest on the revenue set aside as ordered by the NYSPSC (see STATE REGULATORY).

Interest expense for 1994 increased $14.3 million, or 2.2%, over 1993 due primarily to an increase in average debt levels from $8.7 billion in 1993 to $9.7 billion. However, total debt decreased $214.6 million to $9.9 billion (see CASH FLOWS FROM FINANCING ACTIVITIES). Average interest rates declined from 7.3% in 1993 to 6.5% primarily as a result of long-term debt refinancings throughout 1993.

INCOME (LOSS) FROM LONG-TERM INVESTMENTS

(In millions)                       1995               1994                 1993
--------------------------------------------------------------------------------
                                  $ 92.9             $ 57.7              $(21.9)
--------------------------------------------------------------------------------

INCOME (LOSS) FROM LONG-TERM INVESTMENTS for 1995 improved $35.2 million, or 61.0%, over 1994. This increase was due primarily to equity income of $90.7 million from the BANM cellular partnership (see Note F), partially offset by losses from investments in the Tele-TV Partnerships, FLAG Limited ("FLAG") and PCS Primeco.

Income (loss) from long-term investments for 1994 improved $79.6 million over 1993, principally as a result of $53 million of dividends received in 1994 from Viacom Inc. ("Viacom") and the $31 million effect of restructuring charges on 1993 amounts.

INCOME TAXES

(In millions)                       1995               1994                 1993
--------------------------------------------------------------------------------
                                  $640.9             $303.7             $(172.7)
--------------------------------------------------------------------------------

INCOME TAXES for 1995 increased $337.2 million over 1994, attributable primarily to an increase in pretax income of $614.1 million, or 56.0%, and a five percentage point increase in the effective tax rate for 1995 primarily reflecting the discontinued application of Statement No. 71 and a $71.7 million deferred tax valuation allowance benefit in 1994.

Income taxes for 1994 increased $476.4 million over 1993, attributable primarily to an increase in pretax income of $1.5 billion in 1994 and a reduction in the effective tax rate for 1994 reflecting a $71.7 million reduction in the deferred tax valuation allowance.

EXTRAORDINARY ITEM
The discontinued application of Statement No. 71 required NYNEX, for financial accounting purposes, to adjust the carrying amount of telephone plant and equipment and to eliminate non-plant regulatory assets and liabilities from the balance sheet. This change resulted in an after-tax charge of $2.9 billion, consisting of $2.2 billion to adjust telephone plant and equipment and $0.7 billion to write off non-plant regulatory assets and liabilities. NYNEX now utilizes shorter asset lives for certain categories of telephone plant and equipment than those previously approved by regulators. The elimination of the amortization of net regulatory assets and the effects of certain changes in accounting policies are not expected to have a significant impact on financial results in future periods (see Note B).

CAPITAL RESOURCES AND LIQUIDITY
-------------------------------
Management believes that NYNEX has adequate internal and external resources available to finance ongoing operating requirements, business development, network expansion, and new investments for the foreseeable future.

During 1995, net cash used in investing activities exceeded net cash provided by operating activities by $218.1 million. This difference was funded primarily by IPO and minority interest proceeds and equity issuances.

CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by operating activities was $3.6, $3.7 and $3.7 billion in 1995, 1994 and 1993, respectively. In 1995, cash provided by operating activities

--------------------------------------------------------------------------------
18  Management's Discussion and Analysis                NYNEX 1995 Annual Report
--------------------------------------------------------------------------------


decreased $51.9 million. Net income excluding the extraordinary item and gain on an IPO of shares of CableComms was essentially flat. Depreciation and amortization expense decreased $73.8 million, primarily at the telecommunications group as discussed above. Changes in operating assets and liabilities provided $20.9 million of cash flows in 1995 over 1994, primarily as a result of increased trade payables partially offset by increased accounts receivable. Costs associated with re-engineering activities reserved for in 1993 resulted in cash outlays of $191 million in 1995 and $125 million in 1994. Pension enhancement charges in 1995 and 1994 did not materially affect operating cash flows when recorded since the cash outflows will be incurred primarily by the NYNEX Pension Plans in future years.

In 1994, cash provided by operating activities increased $49.5 million. Net income decreased $442.5 million from 1993, after excluding $1.6 billion due to 1993 business restructuring and other charges. Depreciation and amortization expense increased $106.6 million, primarily at the telecommunications group as discussed above. Changes in operating assets and liabilities provided $203.4 million of cash flows in 1994 over 1993, primarily as a result of decreased accounts receivable and prepaid expenses, partially offset by decreased trade payables.

Excluding the effects of restructuring charges, Management anticipates cash provided by operating activities in 1996 to increase, primarily as a result of earnings growth.

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in investing activities was $3.9, $3.2 and $4.3 billion in 1995, 1994 and 1993, respectively.

CAPITAL EXPENDITURES in 1995 were $3.2 billion, an increase of $175.9 million over 1994. Rapid buildout of the cable television/telecommunications network in the United Kingdom continued. The largest component of capital expenditures continues to be for the telephone subsidiaries. These capital expenditures continued at the same level over the three-year period, funded primarily through cash generated from operations, and it is anticipated that 1996 capital expenditures will be similarly funded. Total capital expenditures in 1996 are projected to remain at a level comparable to 1995.

Capital expenditures in 1994 were $3.0 billion, an increase of $295.0 million over 1993 for the construction and upgrade of mobile cell sites and the continued buildout of the cable television/telecommunications network in the United Kingdom.

INVESTMENT IN LEASED ASSETS: In 1995, the $71.6 million increase in investments in leased assets was the result of increased activity in the middle market portfolios at NYNEX Credit Company ("Credit Company").

In 1994, decreased investments in leased assets were the result of heightened competition in the leasing market.

OTHER INVESTING ACTIVITIES:  In 1995, cash flows from other investing activities
- net were $518.3 million, $474.7 million higher than in 1994 as a result of investments in: PCS Primeco (a venture to provide national wireless communications services), BANX Partnership (a partnership formed to invest in wireless cable systems), Bayan Telecommunications Holdings Corporation, the Tele-TV Partnerships, FLAG and P.T. Excelcomindo Pratama and from the effect of cash received in 1994 from the exit from the information products and services business, partially offset by $90 million of cash received from the sale of cellular properties overlapping with Bell Atlantic Corporation's cellular properties prior to the formation of BANM.

In 1994, cash flows from other investing activities - net were $43.6 million, $1.3 billion lower than in 1993. NYNEX did not make any significant long-term investments in 1994. In 1993, cash outflows resulted from a $1.2 billion investment in Viacom and investments in: Orient Telecom & Technology Holdings Ltd. (to develop telecommunications opportunities in China), STET Hellas (a Greek cellular project) and an additional investment in TelecomAsia Corporation Public Company Limited (for a network expansion project in Thailand).

CASH FLOWS FROM FINANCING ACTIVITIES
SHORT-TERM AND LONG-TERM DEBT: Total debt was essentially flat in 1995 as compared to 1994. The debt ratio increased to 61.8% as of December 31, 1995, compared with 52.9% as of December 31, 1994, primarily as a result of the $2.9 billion after-tax extraordinary charge which reduced equity.

During 1995, commercial paper decreased as a result of using the proceeds from the monetization of a portion of NYNEX's investment in Viacom Preferred Stock (see VIACOM below). Credit Company issued $135 million of medium-term notes.

During 1994, commercial paper and short-term debt decreased a net $1.7 billion, due primarily to the repayment of commercial paper through the issuance of long-term debt. New York Telephone issued $450 million in debentures and $150 million in notes

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report                Management's Discussion and Analysis  19
--------------------------------------------------------------------------------


and used the proceeds to repay short-term borrowings from NYNEX. The proceeds were, in turn, used by NYNEX to repay commercial paper borrowings. NYNEX Capital Funding Company ("CFC") issued $863 million of medium-term notes in order to reduce NYNEX's commercial paper requirements. It is estimated that these
refinancings   will  continue  to  result  in  an  annual  interest  savings  of approximately $62 million for the next two years, with savings thereafter varying as debt matures.

Total debt decreased $214.6 million in 1994 as compared to 1993. The debt ratio decreased to 52.9% as of December 31, 1994, compared with 53.9% as of December 31, 1993, primarily as a result of the $1.6 billion after-tax business restructuring and other charges which reduced equity.

The majority of the telephone subsidiaries' refinancing charges in 1993, including call premiums, were deferred and amortized for intrastate rate-making purposes and were subsequently eliminated as a result of the discontinuance of Statement No. 71.

ISSUANCE OF COMMON STOCK: In 1995, 1994 and 1993, NYNEX continued to issue common stock for employee savings plans, the Dividend Reinvestment and Stock Purchase Plan ("DRISPP"), stock compensation plans, and employee stock option plans. These issuances increased equity by approximately $333 million in 1995, $320 million in 1994, and $128 million in 1993. The noncash issuance of stock, primarily for dividends in connection with DRISPP, is $110, $107, and $30 million, respectively. The dividends for common stock remained unchanged at $2.36 per share in 1995, 1994 and 1993.

PURCHASE OF TREASURY STOCK: In October 1994, NYNEX granted additional stock options in connection with the employee stock option plans established in 1992. NYNEX purchased treasury stock in 1993 and released shares into the open market as stock options were exercised. In November 1995, NYNEX began issuing new shares of its common stock as stock options were exercised.

MINORITY INTEREST: Financing cash flows in 1995 included net funds of $289.2 million primarily provided by a minority interest in the financing structures formed in December 1993 and 1994 for the network construction program in the United Kingdom and by the monetization proceeds (see VIACOM below). Financing cash flows in 1994 included net funds of $359.2 million primarily provided by a minority interest in the financing structures formed in the United Kingdom.

PROCEEDS FROM THE SALE OF STOCK BY SUBSIDIARY-NET: During the second quarter of 1995, $610 million of proceeds were received from the IPO of CableComms (see below).

CURRENT AND FUTURE FINANCING STRATEGIES
CABLECOMMS: NYNEX CableComms is constructing and operating a $3 billion broadband (high capacity) network, to be substantially completed by 1997, for the provision of cable television and telecommunications services in certain licensed areas in the United Kingdom.

During 1993 (for licensed areas in the Southern United Kingdom or "South") and 1994 (for licensed areas in the Northern United Kingdom or "North"), NYNEX entered into a series of financing transactions that coupled a financing partnership and limited liability companies for funding construction of up to $425 million in the South and up to $1.1 billion in the North, for a total of up to $1.5 billion (as these loans are denominated in pounds sterling, these amounts are based on applicable year-end exchange rates). In connection with the financing of the South and North, NYNEX has provided certain guarantees and indemnifications to the financing partnership and limited liability companies regarding the completion of the construction program and any breach of the agreements due to events prior to the creation of the entities. This type of financing could provide significant additional funds over the first five years of each financing to help complete the funding of NYNEX CableComms' network. Management anticipates having sufficient funds, either from these or other funding sources, to complete construction of the network.

During February 1995, two entities were formed: a UK public limited liability company (UK CableComms) and a Delaware corporation (US CableComms). The sole assets of UK CableComms and US CableComms are 90% and 10%, respectively, of the outstanding stock of NYNEX CableComms Holdings, Inc. which holds, through various subsidiaries and partnerships, interests in cable television and telecommunications franchises, assets and operations in the United Kingdom.

An IPO was completed in June 1995 of 305 million equity units of CableComms. These units are traded as "stapled units" and are comprised of one ordinary share of UK CableComms and one share of common stock of US CableComms (the "Combined Offering"). The Combined Offering represented 33% of the total units outstanding, with NYNEX

--------------------------------------------------------------------------------
20  Management's Discussion and Analysis                NYNEX 1995 Annual Report
--------------------------------------------------------------------------------

retaining the balance. Net proceeds from the offering were approximately $610 million. CableComms is using the proceeds to repay outstanding revolving loans under credit facilities, to fund a portion of the cost of construction of its network, and for operating cash flow and interest.

VIACOM: In December 1995, NYNEX entered into a contract for the non-recourse securitization that permits a monetization of approximately 50% of its investment in the Viacom Series B Cumulative Preferred Stock, of which 8% was implemented in 1995. NYNEX realized proceeds of $100 million from this monetization which were used to reduce outstanding commercial paper.

The term of the monetization transaction is five years at which time the third party interest that provided the funding for this transaction will be redeemed through the sale of the assets securitizing this transaction. Under the terms of an extension agreement, NYNEX has the ability and intends to increase the amount of monetization up to $600 million by March 31, 1996 under terms and conditions that are substantially the same as the December 1995 transaction. NYNEX may, upon meeting certain funding requirements, elect to purchase the third party interests or terminate the transaction and cause the liquidation of the securitized assets.

At December 31, 1995, NYNEX had $950 million of unissued, unsecured debt and equity securities registered with the Securities and Exchange Commission (the "SEC"). The proceeds from the sale of these securities would be used to provide funds to NYNEX and/or NYNEX's nontelephone subsidiaries for their respective general corporate purposes. At December 31, 1995, CFC had $637 million of unissued medium-term debt securities registered with the SEC. When issued, these securities will be guaranteed by NYNEX. The proceeds from the sale of these securities may be used to provide financing for NYNEX and the nontelephone subsidiaries. At December 31, 1995, New England Telephone and New York Telephone had $500 and $250 million, respectively, of unissued, unsecured debt securities registered with the SEC.

In the third quarter of 1995, an independent bond rating agency lowered its rating of the long-term debt of NYNEX Corporation, which includes Credit Company and CFC. The bond ratings of New York Telephone and New England Telephone were reaffirmed at current levels, but the rating outlook on New England Telephone was placed on negative outlook by the agency. However, Management believes that the bond ratings are indicative of strong credit support for timely principal and interest payments in the foreseeable future.

On November 10, 1995 NYNEX and Credit Company entered into a $2.75 billion unsecured revolving credit facility, with Chemical Bank as the administrative agent. (Credit Company may borrow up to $300 million under this facility.) Further, NYNEX may request an increase in the aggregate commitments under the facility of up to $500 million. The initial term is for five years, but the borrowers may request two extensions of the facility, in each case for an additional year. Currently, a fee of .075% per annum is paid by NYNEX on the aggregate outstanding commitments. Under the terms of the agreement, the proceeds may be used to fund working capital and/or any lawful corporate purposes, including support of outstanding commercial paper. NYNEX had no borrowings under this credit facility at December 31, 1995. However, $1.9 billion of outstanding commercial paper borrowings was classified as Long-term debt at December 31, 1995 because NYNEX has the intent to refinance the commercial paper borrowings on a long-term basis and has the ability to do so under the credit facility.

The venture between NYNEX, Bell Atlantic Corporation, AirTouch Communications Inc. and U S WEST Inc. is comprised of two partnerships, one of which, PCS Primeco, participated in the FCC auction of personal communications services ("PCS") licenses and bid a total of approximately $1.1 billion for licenses in eleven cities, of which NYNEX's portion was approximately $277 million. The bid was paid upon grant of the licenses and final review of bidder qualifications by the FCC in June of 1995. NYNEX's portion of the bid was funded through the issuance of commercial paper. In 1996, the venture plans to continue to build markets and build out the network for prospective offering of services to customers.

FINANCIAL INSTRUMENTS
Financial Risk Management
-------------------------
NYNEX has entered into transactions involving the use of derivative instruments as part of its financial risk management program. The purpose of this program is to manage NYNEX's aggregate financial risk and to protect against adverse changes in foreign exchange rates, interest rates, and other prices or rates, and to otherwise facilitate NYNEX's

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report                Management's Discussion and Analysis  21
--------------------------------------------------------------------------------


financing strategy, without holding or issuing any financial instruments solely for trading purposes.

The derivative instruments used to manage these risks may be separated into three fundamental types: forwards, options and swaps. NYNEX assesses financial exposures and matches its derivative positions accordingly. Liquidity and results of operations are not expected to be, but may be, materially affected by NYNEX's financing strategy, a portion of which is accomplished through the aforementioned risk management program.

NYNEX's use of derivatives for risk management purposes is represented by notional amounts. These notional values solely represent contractual amounts that serve as the basis or reference amount upon which contractually stipulated calculations are based. Therefore, these amounts are intended to serve as general volume indicators only and are not indicative of the potential gain or loss from market or credit risks, or future cash requirements. At December 31, 1995 and 1994, NYNEX had derivative transactions maturing between 1995 and 2004 with notional amounts as follows (categorized by the type of risk being managed):

(In millions)                                                1995           1994
--------------------------------------------------------------------------------
Basis swaps/Swaptions                                    $1,001.0       $1,001.0
Foreign  currency/Interest  rate swaps                      928.4          928.4
Foreign currency  forwards (short dated)                    556.3             --
Interest rate swaps/Caps                                    279.2          285.9
Foreign  currency  swaps/Other                               60.0           61.5
Structured note swaps                                        55.0           55.0
--------------------------------------------------------------------------------
Total                                                    $2,879.9       $2,331.8
--------------------------------------------------------------------------------

BASIS SWAPS: In 1993, NYNEX entered into J.J.Kenny/ LIBOR basis swaption agreements as part of a risk management program to protect against the effect of increased corporate tax rates on Credit Company's leveraged lease portfolio. NYNEX received approximately $12 million of premiums on the basis swaption agreements, which were exercised in January of 1994. The recording of these basis swaps at fair market value as of December 31, 1995 resulted in an unrealized mark to market adjustment of approximately $17.4 million net of previously unamortized premium, which is included in Other income (expense) - net in the consolidated financial statements.

Foreign Exchange Risk and
-------------------------
Interest Rate Risk Management
-----------------------------
FOREIGN CURRENCY/INTEREST RATE SWAPS: NYNEX hedges the US Dollar value of many of its international investments. In some cases, direct borrowings in the foreign currency are used. In other cases, NYNEX uses derivatives to create synthetic non-US Dollar denominated debt, thereby hedging or funding these investments more cost-effectively and with greater flexibility. Generally these transactions involve a derivative contract which includes both interest rate and foreign currency components. With respect to the foreign currency components, cumulative net gains of $7.4 and $5.9 million at December 31, 1995 and 1994, respectively, have been recorded as direct adjustments to Stockholders' equity. In connection with managing the cost associated with the currency components, the interest rate swap components generally require NYNEX to receive interest at a fixed rate averaging approximately 3.4% and 3.3% as of December 31, 1995 and 1994, respectively, and to pay a floating interest rate (three-month or six-month LIBOR) which averaged approximately 6.1% and 6.0% on December 31, 1995 and 1994, respectively.

FOREIGN CURRENCY FORWARDS (SHORT DATED): In connection with the receipt in 1995 of demand loans denominated in UK pounds from NYNEX CableComms, NYNEX entered into foreign currency forward contracts to manage the foreign currency exposures associated with the loans' repayments.

INTEREST RATE SWAPS/CAPS: In order to manage interest rate exposures, NYNEX employs various strategies primarily involving interest rate swaps which sometimes incorporate interest rate options. The net costs of these options are amortized to interest expense over the lives of the applicable agreements.

NYNEX has entered into several interest rate swap agreements to modify the interest rate profile of its liability portfolio. These swaps are associated with either a portion of commercial paper or non-callable medium-term notes and are designed to achieve a targeted mix of floating and fixed rate debt for the NYNEX portfolio. The following table indicates the types of interest rate swaps used for this purpose and their weighted average interest rates. Variable rates are based on the expected future rates based on the yield curve at the reporting date; those may change significantly but are not expected to have a material effect on future cash flows. These swap contracts, with remaining maturities of between one and eight years, are as follows:

(In millions)                                               1995           1994
--------------------------------------------------------------------------------
Receive-fixed swaps-notional amount                       $186.7         $186.7
 Average receive rate                                       6.60%          6.60%
 Average pay rate                                           5.48%          8.20%
Pay-fixed swaps-notional amount                           $ 92.5         $ 89.2
 Average pay rate                                           6.08%          6.34%
 Average receive rate                                       5.23%          8.45%
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
22  Management's Discussion and Analysis                NYNEX 1995 Annual Report
--------------------------------------------------------------------------------


FOREIGN CURRENCY SWAPS/OTHER: In order to mitigate the impacts of foreign currency and interest rate fluctuations on certain payments in conjunction with the financing of the network construction project in the UK, NYNEX entered into two cross-currency swaps. The contract terms for these swap agreements include foreign currency and interest rate components which are settled quarterly when payments are made and received. For the swap relating to the financing of the franchises in the North (entered into on December 19, 1994), the exchange rate is 1.5625 $/(pound). For the swap relating to the financing of the franchises in the South (entered into on December 31, 1993), the exchange rate is 1.4795 $/(pound). The swaps require NYNEX to pay in US dollars an average fixed interest rate of 13% and 15.4% for the North and South financings, respectively, and to receive a variable interest rate based on 3-Month LIBOR, payable in UK Pounds. The net impact of activities related to the swaps is recorded in income from continuing operations.

STRUCTURED NOTE SWAPS: During 1994, NYNEX entered into three derivative contracts in connection with the issuance of three structured medium-term notes with a total principal amount of $55 million in order to lower financing costs. The three derivative contracts have effectively converted the structured notes into standard medium-term notes with effective interest rates of 7.18% ($20 million principal), 7.785% ($10 million principal) and 3-Month LIBOR + 0.15% ($25 million principal).

Impact on Operations
--------------------
In 1995, 1994, and 1993, NYNEX's income from continuing operations was reduced by $32.0, $8.6 and $10.7 million, respectively, from all risk management activities. The $32.0 million reduction in 1995 was primarily due to $17.4 million from an unrealized "mark to market" valuation adjustment for the basis swaps. The remaining $14.6 million reduction in 1995 and reductions in 1994 and 1993 were primarily due to the interest expense associated with interest rate management and synthetic non-Dollar debt.

NYNEX's policy requires the evaluation of the hedging of international equity investments on a case-by-case basis. By hedging the foreign currency risk associated with some of these investments, NYNEX has incurred additional costs. These incremental costs reflect the higher cost of capital in the relevant international markets. For the hedges utilizing derivatives, these incremental costs have been reflected in interest expense and in the fair value of the respective derivative liabilities. As of December 31, 1995 and 1994, approximately $(34.9) and $(43.6) million, respectively, of the fair market value of derivative (hedging) liabilities reflects any remaining unamortized incremental cost of hedging equity investments in the UK and Thailand. These remaining incremental costs are discounted based upon the rates implied in the yield curve at the reporting dates. The interest expense associated with these hedges is managed as part of NYNEX's overall interest rate structure.


COLLECTIVE BARGAINING AGREEMENTS
--------------------------------
In May 1994, agreements were ratified with the Communications Workers of America and the International Brotherhood of Electrical Workers ("IBEW") in New York to extend the collective bargaining agreements through August 8, 1998. A similar agreement was reached with and ratified by the IBEW in New England in August 1994. There will be basic wage increases of 10.5% during the life of the agreements. The wage rates increased 4.0% in August 1995, and will increase 3.5% and 3.0% in August 1996 and 1997, respectively. In 1997, there may also be a cost-of-living adjustment. The agreements also provide for retirement incentives, a commitment to no layoffs or loss of wages as a result of company-initiated "process change," an enhanced educational program and stock grant and other incentives to improve service quality.


Competitive and Regulatory Environment
--------------------------------------
COMPETITION
NYNEX believes that, while it will face significantly increased risks in its traditional markets, there will be significant opportunities in its many new markets.

Federal and state regulators continue to adopt policies favoring competition and have initiated various proceedings to further those policies. Those policies will be advanced by the enactment of the Telecommunications Act of 1996, which immediately opens NYNEX's local telecommunications markets to full competition. An increasing number of national and global companies with substantial capital and marketing resources are expected to enter many of NYNEX's local markets. At the same time, the 1996 Act frees NYNEX to enter the long distance, video entertainment and information markets. NYNEX is granted immediate relief for long distance calling (both U.S. and international) originating outside of the NYNEX region, as well as for long distance ser-

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report                Management's Discussion and Analysis  23
--------------------------------------------------------------------------------


vices incidental to wireless, video and information services, and for video programming.

Most of the services that NYNEX provides in its local telecommunications markets have been facing increasing competition for the past several years. NYNEX has responded by obtaining increased pricing flexibility under incentive regulation, introducing new services, and improving service quality. Increases in 1995 Private Line/Special Access revenues, and the number of Centrex "win-backs" from PBX vendors indicate NYNEX's ability to respond effectively in its most competitive markets.

Competition for intraLATA toll revenues has intensified, beginning in 1994 with the increased marketing of "dial-around" programs by inter-exchange carriers. However, to date, the "retail" toll revenues NYNEX has lost to such programs are being offset in part by increased revenues from wholesale access charges. ILP began in New York in late 1995 and was completed in February 1996. Future wholesale pricing is the subject of pending regulatory proceedings.

In the highly competitive interstate access market, NYNEX received a waiver from the FCC in 1995, to de-average switched access rates in the metropolitan New York LATA and introduce a new fixed monthly charge paid directly by interexchange carriers. This has enabled NYNEX to charge prices that more accurately reflect the market conditions in its most competitive area.

To provide interLATA long distance service for calls originating within its region, NYNEX must meet certain technical and regulatory requirements and the FCC must determine it to be in the public interest.

NYNEX considers itself well positioned to enter the in-region long distance business quickly, as in New York and Massachusetts it already meets many of the requirements of this competitive "checklist." NYNEX provides for physical collocation of competitors' facilities and has signed interconnection agreements which include number portability and reciprocal compensation for terminating traffic with local exchange competitors. NYNEX has also unbundled many components of its network and offers them on a wholesale basis, and completed ILP in New York in February 1996.

Significant regulatory developments of 1995 are discussed below.

STATE REGULATORY
During 1995 the telephone subsidiaries were able to replace rate of return regulation with price regulation plans in New York, Massachusetts and Maine, which represent approximately 95% of their access lines collectively. These state regulatory plans eliminate the telephone subsidiaries' obligation to share earnings with customers, allow the companies greater flexibility to vary prices to meet competition and impose service quality performance measurements. In January 1996, New England Telephone filed a proposed price regulation plan with the Rhode Island Public Utilities Commission.

Massachusetts
-------------
INCENTIVE PLAN: In Massachusetts, the price regulation plan approved by the Massachusetts Department of Public Utilities ("MDPU") governs New England Telephone's Massachusetts intrastate operations through August 2001. Certain residence exchange rates are capped, and pricing rules limit New England Telephone's ability to increase prices for most services. The MDPU also established a quality of service index and ordered that New England Telephone's inability to meet the performance levels in any given month would result in a one-twelfth of one percent increase in the productivity offset used in the annual price cap filing. New England Telephone's initial price plan tariff filing, which became effective in September 1995, contains rate changes that will result in an annual revenue reduction of approximately $38 million. The MDPU's Order has been appealed to the Supreme Judicial Court of Massachusetts.

COMPETITION PROCEEDING: In 1995, hearings commenced in the MDPU's investigation of intraLATA and local exchange competition in Massachusetts. The MDPU has indicated that among the matters it intends to address are collocation, interconnection of networks, intraLATA toll presubscription, telephone number assignment and portability and universal service funding.

New York
--------
INCENTIVE PLAN: In 1995, the NYSPSC approved with modifications a Plan that changes the manner in which New York Telephone will be regulated by the NYSPSC over the next five to seven years. Prices are capped at current rates for "basic" services such as residence and business exchange access, residence and business local calling and LifeLine service, and price reduction commitments are established for a number of services, including toll and intraLATA carrier access services. Certain prices may be adjusted

--------------------------------------------------------------------------------
24  Management's Discussion and Analysis                NYNEX 1995 Annual Report
--------------------------------------------------------------------------------


annually based on an inflation index and costs associated with NYSPSC mandates and other defined "exogenous" events. Depending on whether the Plan remains in effect for five or seven years, New York Telephone's prices will have been decreased by an amount that, based on current volumes of business, would produce an aggregate revenue reduction over the term of the plan of $1.1 billion at the end of five years, or $1.9 billion at the end of seven years.

The Plan also establishes service quality targets with stringent rebate provisions if New York Telephone is unable to meet some or all of the targets, and sets an accelerated schedule for the provision of ILP. New York Telephone's compliance tariffs under the Plan became effective on a temporary basis as of September 1, 1995, and will remain temporary pending the NYSPSC Staff's review and investigation.

The NYSPSC has rejected various petitions that had been filed for reconsideration of the order approving the Plan and indicated that it had approved a Staff plan for monitoring New York Telephone's compliance. In late 1995, MCI Communications Corporation ("MCI") commenced a proceeding in the New York Supreme Court seeking to overturn the NYSPSC's orders with respect to the Plan. MCI challenges the lack of an earnings cap and asserts that New York Telephone's rates should be further reduced annually by the amount of the $153 million set-aside.

COMPETITION II PROCEEDING: In 1995, the NYSPSC issued an order resolving certain issues in its proceeding on local exchange competition in New York State. New York Telephone must provide White Pages directory listings at no charge to customers of competitive local exchange carriers ("CLECs"), but may negotiate fees with CLECs for delivery of the directories to their customers. The NYSPSC also established a reciprocal compensation scheme for the payment of access rates when New York Telephone and CLECs terminate traffic on each other's networks. In general, the NYSPSC's plan permits "full-service, facilities-based" local exchange carriers to pay a lower rate than other carriers will be required to pay. The NYSPSC also determined that New York Telephone must, upon request, provide services to interconnect CLECs that are collocated in New York Telephone's central offices.

The NYSPSC also directed New York Telephone to file tariffs to remove restrictions on the resale of residential services, effective February 1996, or to show cause why such restrictions should not be removed.

In January 1996, following New York Telephone's show-cause response requesting more time for implementation, the NYSPSC issued an order requiring implementation, with respect to both residential and business services, in October 1996.

The NYSPSC has issued orders resolving various procedural and operational issues related to ILP. The NYSPSC approved New York Telephone's proposal to implement ILP for analog central offices as those switches are replaced by digital equipment. By the end of February 1996, New York Telephone had implemented ILP in all of its digital switching systems.

OTHER: In 1991, the NYSPSC authorized a $250 million increase in New York Telephone's rates, of which $47.5 million annually remains subject to refund pending resolution of certain issues related to New York Telephone's transactions with other NYNEX affiliates in 1984-1990. In 1995, the NYSPSC's independent consultant concluded its final report detailing findings and recommendations, and an NYSPSC administrative law judge issued a procedural ruling for future hearings and the filing of evidence. In January 1996, New York Telephone filed notice with the NYSPSC of its intention to open settlement discussions in this case and requested an extension of the date for the filing of testimony.

FEDERAL REGULATORY
PRICE CAP PLAN: The telephone subsidiaries are subject to incentive regulation in the form of price caps. Price cap limits are subject to adjustment each year to reflect inflation, a productivity factor and certain other cost changes. In 1995, the FCC issued a Notice of Proposed Rulemaking regarding the productivity factor used by local exchange carriers ("LECs") in the FCC price cap formula. The Proposed Rulemaking will consider changes in the determination of the productivity factor, the recognition of exogenous costs, the extent of carrier sharing, and the formula for calculating the price cap index for certain services. The FCC expects to issue an order in time for the final changes to be reflected in LECs' rates as of July 1996. The FCC has also issued a Notice of Proposed Rulemaking to determine how the price cap rules should be modified to accommodate increasing levels of competition. The FCC asked for comments on a proposal by the telephone subsidiaries that earnings sharing be reduced or eliminated as an LEC implements measures to promote competition for local exchange services. The FCC has indicated that it intends to establish a rulemaking proceeding in 1996 to consider reform of the rules

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report               Selected Financial and Operating Data  25
--------------------------------------------------------------------------------


concerning the structure of access charges. This rulemaking proceeding would consider changes that might be necessary as competition increases in the local telephone market.

OTHER FEDERAL REGULATORY: In January 1996, the FCC issued a Notice of Proposed Rulemaking addressing the charges made for interconnection between LECs and wireless carriers. Currently, such charges are established by contracts under the jurisdiction of the state regulatory commissions. The FCC requested comment on its tentative conclusion to require, pending the completion of its Proposed Rulemaking, reciprocal "bill-and-keep" compensation arrangements under which the originating carrier would no longer pay the terminating carrier for access. Adoption of the proposed procedure would have a negative effect on the revenues of the LECs, including the telephone subsidiaries. The telephone subsidiaries plan to participate actively in the proceeding.

During 1996, the FCC will conduct a number of rulemaking proceedings in order to implement the Telecommunications Legislation enacted in February 1996.

In February 1996, New England Telephone advised the FCC that it relinquished authorization to construct advanced video dialtone network facilities in portions of Massachusetts and Rhode Island.

SELECTED FINANCIAL AND OPERATING DATA

(In millions, except per share amounts)              1995       1994       1993       1992      1991
----------------------------------------------------------------------------------------------------
Operating  revenues                              $ 13,407    $13,307   $ 13,408    $13,183   $13,255
Operating expenses                               $ 11,315    $11,550   $ 13,075    $10,655   $11,665
Interest  expense                                $    734    $   674   $    660    $   685   $   726
Earnings (loss) before extraordinary item
 and cumulative effect of change in
 accounting principle                            $  1,069    $   793   $   (272)   $ 1,311   $   601
Extraordinary item for the discontinuance
of regulatory accounting principles,
 net of taxes                                    $ (2,919)   $    --   $     --    $    --   $    --
Cumulative effect of change in accounting for
 postemployment benefits, net of taxes           $     --    $    --   $   (122)   $    --   $    --
Net income (loss)                                $ (1,850)   $   793   $   (394)   $ 1,311   $   601
Earnings (loss) per share before extraordinary
 item and cumulative effect of change in
 accounting principle                            $   2.50    $  1.89   $   (.66)   $  3.20   $  1.49
Extraordinary item per share                     $  (6.84)   $    --   $     --    $    --   $    --
Cumulative effect per share of change in
 accounting principle                            $     --    $    --   $   (.29)   $    --   $    --
Earnings (loss) per share                        $  (4.34)   $  1.89   $   (.95)   $  3.20   $  1.49
Dividends per share                              $   2.36    $  2.36   $   2.36    $  2.32   $  2.28
Property, plant and equipment-net                $ 17,055    $20,623   $ 20,250    $19,973   $19,915
Total assets                                     $ 26,220    $30,068   $ 29,458    $27,732   $27,503
Long-term debt                                   $  9,337    $ 7,785   $  6,938    $ 7,018   $ 6,833
Stockholders' equity                             $  6,079    $ 8,581   $  8,416    $ 9,724   $ 9,120
Book value per share                             $  14.06    $ 20.26   $  20.28    $ 23.51   $ 22.38
Capital expenditures+                            $  3,188    $ 3,012   $  2,717    $ 2,450   $ 2,499
Network access lines in service                      17.1       16.6       16.0       15.6      15.3
----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
See Management's Discussion and Analysis of Financial Condition and Results of Operations for the effect of non-recurring items on 1995 results, and restructuring charges on 1995, 1994 and 1993 results of operations. Results of operations for 1991 include $841 million of pretax ($550 million after-tax) restructuring charges.

+ Excludes additions under capital lease obligations, and prior to the discontinuance of Statement No. 71, the equity component of allowance for funds used during construction.

--------------------------------------------------------------------------------
26  Report of Independent Accountants                   NYNEX 1995 Annual Report
--------------------------------------------------------------------------------


REPORT OF INDEPENDENT ACCOUNTANTS

To the Share Owners and Board of Directors of NYNEX Corporation:

We have audited the accompanying consolidated balance sheets of NYNEX Corporation and its subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of NYNEX Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NYNEX Corporation and its subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note B to the consolidated financial statements, in the second quarter of 1995, NYNEX Corporation discontinued accounting for the operations of its telephone subsidiaries in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation." Additionally, as discussed in Note D to the consolidated financial statements, in the fourth quarter of 1993, NYNEX Corporation adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" retroactive to January 1, 1993.

/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.
New York, New York
February 5, 1996

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report                                Report of Management  27
--------------------------------------------------------------------------------


REPORT OF MANAGEMENT

Management of NYNEX Corporation and its subsidiaries ("NYNEX") has the responsibility for preparing the accompanying consolidated financial statements and for their integrity and objectivity. The financial statements were prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect reported amounts. Actual results could differ from those estimates. In Management's opinion, the consolidated financial statements are fairly presented. Management also prepared the other information in this report and is responsible for its accuracy and consistency with the consolidated financial statements.

The consolidated financial statements have been audited by Coopers & Lybrand L.L.P. ("Coopers & Lybrand"), independent accountants, whose appointment was ratified by NYNEX's stockholders. Management has made available to Coopers & Lybrand all of NYNEX's financial records and related data, as well as the minutes of stockholders' and directors' meetings. Furthermore, Management believes that all representations made to Coopers & Lybrand during its audit were valid and appropriate.

Management of NYNEX has established and maintains an internal control structure that is designed to provide reasonable assurance as to the integrity and reliability of the consolidated financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The concept of reasonable assurance recognizes that the cost of the internal control structure should not exceed the benefits to be derived. The internal control structure provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process. Management monitors the internal control structure for compliance, considers recommendations for improvement from both the internal auditors and Coopers & Lybrand, and updates such policies and procedures as necessary. Monitoring includes an internal auditing function to independently assess the effectiveness of the internal controls and recommend possible improvements thereto. Management believes that the internal control structure of NYNEX is adequate to accomplish the objectives discussed herein.

The Audit Committee of the Board of Directors, which is comprised of directors who are not employees, meets periodically with Management, the internal auditors and Coopers & Lybrand to review the manner in which they are performing their responsibilities and to discuss matters relating to auditing, internal controls and financial reporting. Both the internal auditors and Coopers & Lybrand periodically meet privately with the Audit Committee and have access to the Audit Committee at any time.

Management also recognizes its responsibility for conducting NYNEX activities under the highest standards of personal and corporate conduct. This responsibility is accomplished by fostering a strong ethical climate as characterized in NYNEX's Code of Business Conduct, which is publicized throughout NYNEX. This code of conduct addresses, among other things, standards of personal conduct, potential conflicts of interest, compliance with all domestic and foreign laws, accountability for NYNEX property, and the confidentiality of proprietary information.

/s/Ivan Seidenberg

IVAN SEIDENBERG
Chairman and Chief Executive Officer


/s/Peter M. Ciccone

PETER M. CICCONE
Vice President and Comptroller

--------------------------------------------------------------------------------
28  Consolidated Statements of Income                   NYNEX 1995 Annual Report
--------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF INCOME

For the year ended December 31, (In millions, except per share amounts)   1995          1994          1993
----------------------------------------------------------------------------------------------------------
OPERATING REVENUES
        Local service                                                $ 6,722.2     $ 6,605.4     $ 6,472.9
        Long distance                                                  1,039.2       1,081.2       1,134.4
        Network access                                                 3,557.5       3,447.0       3,387.2
        Other                                                          2,088.0       2,173.0       2,413.3
----------------------------------------------------------------------------------------------------------
        Total operating revenues                                      13,406.9      13,306.6      13,407.8
----------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
        Maintenance and support                                        3,069.0       3,039.7       3,194.2
        Depreciation and amortization                                  2,566.8       2,640.6       2,534.0
        Marketing and customer services                                1,422.2       1,415.7       1,441.1
        Taxes other than income                                        1,015.6         993.2       1,038.9
        Selling, general and administrative                            2,484.5       2,639.7       4,031.1
        Other                                                            756.6         821.5         835.2
----------------------------------------------------------------------------------------------------------
        TOTAL OPERATING EXPENSES                                      11,314.7      11,550.4      13,074.5
----------------------------------------------------------------------------------------------------------
Operating income                                                       2,092.2       1,756.2         333.3
Gain on sale of stock by subsidiary [Note J]                             264.1            --            --
Other income (expense) - net                                              (4.9)        (43.8)        (97.0)
Interest expense                                                         733.9         673.8         659.5
Income (loss) from long-term investments                                  92.9          57.7         (21.9)
----------------------------------------------------------------------------------------------------------
Earnings (loss) before income taxes, extraordinary item
        and cumulative effect of change in accounting principle        1,710.4       1,096.3        (445.1)
Income taxes                                                             640.9         303.7        (172.7)
----------------------------------------------------------------------------------------------------------
Earnings (loss) before extraordinary item and cumulative
        effect of change in accounting principle                       1,069.5         792.6        (272.4)
Extraordinary item for the discontinuance of regulatory
        accounting principles, net of taxes [Note B]                  (2,919.4)           --            --
Cumulative effect of change in accounting for
        postemployment benefits, net of taxes [Note D]                      --            --        (121.7)
----------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                    $(1,849.9)    $   792.6     $  (394.1)
----------------------------------------------------------------------------------------------------------
Earnings (loss) per share before extraordinary item and
        cumulative effect of change in accounting principle          $    2.50     $    1.89     $    (.66)
Extraordinary item per share                                             (6.84)           --            --
Cumulative effect per share of change in accounting
        principle                                                           --            --          (.29)
----------------------------------------------------------------------------------------------------------
Earnings (loss) per share                                            $   (4.34)    $    1.89     $    (.95)
----------------------------------------------------------------------------------------------------------
Weighted average number of shares outstanding                            426.5         418.8         412.7
----------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report                         Consolidated Balance Sheets  29
--------------------------------------------------------------------------------


CONSOLIDATED BALANCE SHEETS

December 31, (In millions, except share amounts)                             1995         1994
----------------------------------------------------------------------------------------------
ASSETS
  Current assets:
  Cash and temporary cash investments                                   $    93.2    $   137.5
  Receivables (net of allowance of $221.6 and $226.7, respectively)       2,636.2      2,532.5
  Inventories                                                               141.3        173.3
  Prepaid expenses                                                          360.2        361.2
 Deferred charges and other current assets                                  456.5        593.5
----------------------------------------------------------------------------------------------
 Total current assets                                                     3,687.4      3,798.0
----------------------------------------------------------------------------------------------
  Property, plant and equipment - net                                    17,055.3     20,623.4
  Long-term investments [Note F]                                          3,286.2      1,999.4
  Deferred charges and other assets                                       2,191.1      3,647.2
----------------------------------------------------------------------------------------------
  TOTAL ASSETS                                                          $26,220.0    $30,068.0
----------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                                      $ 2,902.2    $ 2,668.2
  Short-term debt                                                           506.6      2,128.8
  Other current liabilities                                                 583.7      1,053.5
----------------------------------------------------------------------------------------------
  Total current liabilities                                               3,992.5      5,850.5
----------------------------------------------------------------------------------------------
  Long-term debt                                                          9,336.9      7,784.5
  Deferred income taxes                                                   1,650.2      3,364.7
  Unamortized investment tax credits                                        198.8        304.4
  Other long-term liabilities and deferred credits                        3,885.0      3,615.3

  Minority interest, including a portion subject
          to redemption requirements [Note J]                             1,077.4        567.2

  Commitments and contingencies [Notes G, M, N, Q and S]

  Stockholders' equity:
  Preferred  stock - $1 par  value, 70,000,000 shares authorized               --           --
  Preferred stock - Series A Junior Participating - $1 par value,
          5,000,000 shares authorized                                          --           --
  Common stock - $1 par value, 750,000,000 shares authorized                447.2        439.7
  Additional paid-in capital                                              6,566.9      6,942.0
  Retained earnings                                                            --      2,208.2
  Treasury stock - (14,756,356 and 16,102,683 shares,
          respectively, at cost)                                           (591.1)      (644.3)
  Deferred compensation - LESOP Trust                                      (343.8)      (364.2)
----------------------------------------------------------------------------------------------
  TOTAL STOCKHOLDERS' EQUITY                                              6,079.2      8,581.4
----------------------------------------------------------------------------------------------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $26,220.0    $30,068.0
----------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
30  Consolidated Statements of Changes in               NYNEX 1995 Annual Report
    Stockholder's Equity
--------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                             Deferred
                                                                     Additional                          Compensation         Total
                                                 Common     Common      Paid-In      Retained    Treasury       LESOP  Stockholders'
(In millions)                                    Shares      Stock      Capital      Earnings       Stock       Trust        Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                        214.2    $ 214.2    $ 6,520.0     $ 3,958.7    $ (572.9)   $ (396.3)    $ 9,723.7
   Employee benefit
     and dividend
     reinvestment plans                             2.3        2.3        100.3            --       (67.0)       16.0          51.6
   Stock split [Note K]                           214.6      214.6           --        (206.4)       (8.2)         --            --
   Dividends
     ($2.36 per common share)                        --         --           --        (974.8)         --          --        (974.8)
   Other                                             --         --          4.2           4.9          --          --           9.1
   Net loss                                          --         --           --        (394.1)         --          --        (394.1)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                        431.1    $ 431.1    $ 6,624.5     $ 2,388.3    $ (648.1)   $ (380.3)    $ 8,415.5
   Employee benefit
     and dividend
     reinvestment plans                             8.6        8.6        317.4            --         3.8        16.1         345.9
   Dividends
     ($2.36 per common share)                        --         --           --        (993.0)         --          --        (993.0)
   Other                                             --         --           .1          20.3          --          --          20.4
   Net income                                        --         --           --         792.6          --          --          792.6
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                        439.7    $ 439.7    $ 6,942.0     $ 2,208.2    $ (644.3)   $ (364.2)    $ 8,581.4
   Employee benefit
     and dividend
     reinvestment plans                             7.1        7.1        273.5            --        53.4        20.4         354.4
   Dividends [Note K]
     ($2.36 per common share)                        --         --       (674.4)       (337.1)         --          --      (1,011.5)
   Other                                             .4         .4         25.8         (21.2)        (.2)         --           4.8
   Net loss                                          --         --           --      (1,849.9)         --          --      (1,849.9)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                        447.2    $ 447.2    $ 6,566.9     $      --    $ (591.1)   $ (343.8)    $ 6,079.2
------------------------------------------------------------------------------------------------------------------------------------

At December 31, 1995, there were 894,833 stockholders of record of common shares.

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report               Consolidated Statements of Cash Flows  31
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the year ended December 31, (In millions)                            1995        1994        1993

CASH FLOWS FROM OPERATING ACTIVITIES:*
--------------------------------------------------------------------------------------------------------
  Net income (loss)                                                $  (1,849.9) $     792.6  $    (394.1)
--------------------------------------------------------------------------------------------------------
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
  Extraordinary item, net of taxes                                     2,919.4           --           --
  Depreciation and amortization                                        2,566.8      2,640.6      2,534.0
  Amortization of unearned lease income - net                            (92.1)       (82.0)       (91.7)
  Deferred income taxes - net                                            156.8       (160.2)      (671.1)
  Deferred tax credits - net                                             (42.0)       (49.8)       (59.7)
  Gain on sale of stock by subsidiary                                   (264.1)          --           --
  Changes in operating assets and liabilities:
    Receivables                                                         (212.6)       (93.4)       (56.9)
    Inventories                                                           25.9         (4.1)        17.3
    Prepaid expenses                                                     (12.3)       (55.0)        14.8
    Deferred charges and other current assets                            118.3        255.9       (303.7)
    Accounts payable                                                     359.4       (190.2)       284.4
    Other current liabilities                                           (257.8)       290.2        (47.7)
  Other - net                                                            232.0        355.1      2,424.6
--------------------------------------------------------------------------------------------------------
  Total adjustments                                                    5,497.7      2,907.1      4,044.3
--------------------------------------------------------------------------------------------------------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                            3,647.8      3,699.7      3,650.2
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                (3,188.1)    (3,012.2)    (2,717.2)
  Investment in leased assets                                           (245.4)      (173.8)      (241.5)
  Cash received from leasing activities                                   85.9         67.0         57.7
  Other investing activities - net                                      (518.3)       (43.6)    (1,349.5)
--------------------------------------------------------------------------------------------------------
  NET CASH USED IN INVESTING ACTIVITIES                               (3,865.9)    (3,162.6)    (4,250.5)
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of commercial paper and short-term debt                    13,940.3     18,230.0     14,438.6
  Repayment of commercial paper and short-term debt                  (13,981.2)   (19,905.6)   (11,985.6)
  Issuance of long-term debt                                             136.4      1,556.2      2,410.9
  Repayment of long-term debt and capital leases                        (144.5)      (127.9)      (141.3)
  Debt refinancing and call premiums                                        --           --     (3,120.3)
  Issuance of common stock                                               222.7        213.2         98.3
  Purchase of treasury stock                                                --           --        (92.3)
  Dividends paid                                                        (899.4)      (882.5)      (944.1)
  Minority interest                                                      289.2        359.2          5.0
  Proceeds from sale of stock by subsidiary - net                        610.3           --           --
--------------------------------------------------------------------------------------------------------
  NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                    173.8       (557.4)       669.2
--------------------------------------------------------------------------------------------------------
  Net (decrease) increase in Cash and temporary cash investments         (44.3)       (20.3)        68.9
  Cash and temporary cash investments at beginning of year               137.5        157.8         88.9
--------------------------------------------------------------------------------------------------------
  CASH AND TEMPORARY CASH INVESTMENTS AT END OF YEAR               $      93.2  $     137.5  $     157.8
--------------------------------------------------------------------------------------------------------

* Excludes non-cash effects of deconsolidation of cellular subsidiary in 1995. (See Note F.)

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
32 Notes to Consolidated Statements                     NYNEX 1995 Annual Report
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

A. ACCOUNTING POLICIES
----------------------

NATURE OF OPERATIONS
NYNEX Corporation ("NYNEX") is a global communications and media corporation that provides a full range of services in the northeastern United States and in high growth markets around the world. NYNEX has expertise in telecommunications, wireless communications, directory publishing, and video entertainment and information services. Intrastate communications services are regulated by various state public service commissions ("state commissions"), and interstate communications services are regulated by the Federal Communications
Commission   ("FCC").

The communications and media industry continues to experience fundamental changes at an ever-increasing pace. Telecommunications, information and entertainment services are converging in the market, driven by technology and released by landmark federal legislation that will remove historic regulatory barriers. These changes are likely to have a significant effect on the future financial performance of many companies in the industry. NYNEX cannot predict the effect of such competition on its business.

NYNEX is implementing a major restructuring of its business, has entered into domestic strategic alliances, and is expanding globally in select international markets in order to respond to competition. In addition, NYNEX is pursuing reforms in telecommunications policy at both the state and federal levels. In February, the Telecommunications Act of 1996 was signed into law. This legislation will lead to the development of competition in local and long distance telephone service, cable television, and information and entertainment services.

BASIS OF PRESENTATION
The consolidated financial statements include the accounts of NYNEX and its subsidiaries. Investments in entities in which NYNEX does not have control, but has the ability to exercise significant influence over operations and financial policies, are accounted for using the equity method. Other investments are accounted for using the cost method.

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP"). GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The 1994 and 1993 consolidated financial statements have been reclassified to conform to the current year's format.

In the second quarter of 1995, NYNEX discontinued using GAAP applicable to regulated entities for the operations of New York Telephone Company ("New York Telephone") and New England Telephone and Telegraph Company ("New England Telephone") (collectively, the "telephone subsidiaries") (see Note B).

In the third quarter of 1995, NYNEX deconsolidated certain assets and liabilities of NYNEX Mobile Communications Company ("NYNEX Mobile"), a wholly-owned subsidiary of NYNEX, in exchange for an equity interest in a cellular partnership between NYNEX and Bell Atlantic Corporation ("Bell Atlantic") (see Note F). As a result, NYNEX Mobile's results for the first half of 1995 were reported on a consolidated basis. For the second half of 1995, NYNEX's share of the partnership's results were reported on an equity basis included in Income (loss) from long-term investments.

Upon the deconsolidation of NYNEX Mobile, Management reassessed its determination of reportable segments and concluded that a dominant portion of NYNEX's operations is in a single industry segment. In the third quarter of 1995, NYNEX discontinued reporting segment information in accordance with Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise." This change had no effect on NYNEX's results of operations or financial position.

CASH AND TEMPORARY CASH  INVESTMENTS
Temporary  cash  investments  are liquid  investments  with  maturities of three
months  or  less.   Temporary  cash   investments  are  stated  at  cost,  which
approximates market value.

INVENTORIES
The telephone subsidiaries' inventories consist of materials and supplies that are carried principally at average cost. Inventories purchased for resale are carried at the lower of cost or market (determined using weighted average cost). Certain other inventories are carried at the lower of cost or market (determined on a last-in, first-out basis).

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment is stated at its original cost and is depreciated on a straight-line

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report                     Notes to Consolidated Statements 33
--------------------------------------------------------------------------------


basis  over its  useful  life.  When  depreciable  plant is  disposed  of by the
telephone   subsidiaries,   the  carrying   amount  is  charged  to  accumulated
depreciation.

As a result of the implementation of Statement of Financial Accounting Standards No. 101, "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71" ("Statement No. 101"), in the second quarter of 1995, the telephone subsidiaries began recording depreciation expense using shorter asset lives based on expectations as to the revenue-producing lives of the assets (see Note B), calculated on a straight-line basis. Previously, depreciation rates used by the telephone subsidiaries were prescribed by the FCC and by the state commissions for interstate operations and for intrastate operations, respectively, and were calculated on a straight-line basis using the concept of "remaining life."

CAPITALIZED  INTEREST COST
As a result of the application of Statement No. 101, capitalized interest for the telephone subsidiaries is recorded as a cost of telephone plant and equipment and a reduction of interest, in accordance with the provisions of Statement of Financial Accounting Standards No. 34, "Capitalization of Interest Cost" ("Statement No. 34"). Previously, regulatory authorities allowed the telephone subsidiaries to capitalize interest, including an allowance on shareowner's equity, as a cost of constructing certain plant and as income, included in Other income (expense)-net. Such income was realized over the service life of the plant as the resulting higher depreciation expense was recovered through the rate-making process. All other subsidiaries account for capitalized interest in accordance with Statement No. 34.

FINANCIAL  INSTRUMENTS
NYNEX manages certain portions of its exposure to foreign currency and interest rate fluctuations through a variety of strategies and instruments. Generally, foreign currency derivatives and forwards are valued relative to the period ending spot rate. Gains and losses applicable to these derivatives are recorded to income currently with the exception of amounts related to foreign currency derivatives that have been identified as a hedge of a net investment in a foreign subsidiary, which are recorded as adjustments to Stockholders' equity until the related subsidiary is sold or substantially liquidated. The interest elements of these foreign currency derivatives are recognized to income ratably over the life of the contract. Interest rate swaps and related interest rate derivatives (swaptions, caps) identified as hedges are generally not carried at fair value. Rather, interest rate swap receipts or payments are recognized as adjustments to interest expense as received or paid. Swap termination payments and fees or premiums applicable to swaptions and caps are recognized as adjustments to interest expense over the lives of the agreements.

COMPUTER SOFTWARE COSTS
The  telephone  subsidiaries  capitalize  initial  right-to-use fees for central office switching equipment, including initial operating system and initial application software costs. For non-central office equipment, only the initial operating system software is capitalized. Subsequent additions, modifications, or upgrades of initial software programs, whether operating or application packages, are expensed. NYNEX CableComms capitalizes initial right-to-use fees for switching equipment, including initial operating system and initial application software costs. All nontelephone subsidiaries expense computer software acquired or developed for internal use as incurred.

REFINANCING  CHARGES
As a result of the application of Statement No. 101, the telephone subsidiaries no longer defer call premiums and other charges associated with the redemption of long-term debt, and previously deferred refinancing costs were eliminated (see Note B). The intrastate portion of these costs had been deferred and amortized over periods stipulated by the state commissions. The interstate portion had been expensed as required by the FCC.

INCOME TAXES
Effective January 1, 1993, NYNEX adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement No. 109"). Statement No. 109 requires that deferred tax assets and liabilities be measured based on the enacted tax rates that will be in effect in the years in which temporary differences are expected to reverse.

For the telephone subsidiaries, prior to the application of Statement No. 101, the treatment of excess deferred taxes resulting from the reduction of tax rates in prior years was subject to federal income tax and regulatory rules. Deferred income tax provisions of the telephone subsidiaries were based on amounts recognized for rate-making purposes. The telephone subsidiaries recognized a deferred tax liability and established a corresponding regulatory asset for tax benefits previously flowed through to ratepayers. The major temporary difference that gave rise to the net deferred tax liability is depreciation, which for income tax purposes is determined based on accelerated methods and shorter lives. Statement of

--------------------------------------------------------------------------------
34 Notes to Consolidated Statements                     NYNEX 1995 Annual Report
--------------------------------------------------------------------------------


Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("Statement No. 71"),required the telephone subsidiaries to reflect the additional deferred income taxes as regulatory assets to the extent that they would be recovered in the rate-making process. In accordance with the normalization provisions under federal tax law, the telephone subsidiaries reversed excess deferred taxes relating to depreciation of regulated assets over the regulatory lives of those assets. For other excess deferred taxes, the state commissions generally allowed amortization of excess deferred taxes over the reversal period of the temporary difference giving rise to the deferred taxes. As a result of the application of Statement No. 101, income tax-related regulatory assets and liabilities were eliminated (see Note B).

The Tax Reform Act of 1986 repealed the investment tax credit ("ITC"), effective January 1, 1986. As required by tax law, ITC for the telephone subsidiaries was deferred and is amortized as a reduction to tax expense over the estimated service lives of the related assets giving rise to the credits.

B. DISCONTINUANCE OF
REGULATORY ACCOUNTING PRINCIPLES
--------------------------------

In the second quarter of 1995, NYNEX discontinued accounting for the operations of the telephone subsidiaries in accordance with the provisions of Statement No.
71. As a result, NYNEX recorded an extraordinary non-cash charge of $2.9 billion, net of income taxes of $1.6 billion.

The operations of the telephone subsidiaries no longer met the criteria for application of Statement No. 71 due to a number of factors including: significant changes in regulation (achievement of price regulation rather than rate-of-return regulation in New York, Massachusetts and Maine, and ongoing efforts to achieve price regulation in the remaining jurisdictions); an
intensifying   level  of  competition;   and  the  increasingly  rapid  pace  of
technological change. Under Statement No. 71, NYNEX had accounted for the effects of rate actions by federal and state regulatory commissions by establishing certain regulatory assets and liabilities, including the depreciation of its telephone plant and equipment using asset lives approved by regulators and the deferral of certain costs and obligations based on approvals received from regulators. NYNEX had continually assessed its position and the recoverability of its telecommunications assets with respect to Statement No. 71.

Telephone plant and equipment was adjusted through an increase in accumulated depreciation, to reflect the difference between recorded depreciation and the amount of depreciation that would have been recorded had NYNEX not been subject to rate regulation. Gross plant was written off where fully depreciated, and non-plant regulatory assets and liabilities were eliminated from the balance sheet.

The after-tax extraordinary charge recorded consists of $2.2 billion for the adjustment to telephone plant and equipment and $0.7 billion for the write-off of non-plant regulatory assets and liabilities.

The net decrease of $3.6 billion to telephone plant and equipment was supported by a depreciation analysis, which identified inadequate depreciation reserve levels which NYNEX believes resulted principally from the cumulative under-depreciation of telephone plant and equipment as a result of the regulatory process. An impairment analysis was performed that did not identify any additional amounts not recoverable from future operations. ITC amortization was accelerated as a result of the reduction in asset lives of the associated telephone plant and equipment.

The major elements of the write-off of non-plant regulatory net assets were as follows:

(In  millions)                                           Pretax        After-tax
--------------------------------------------------------------------------------
Compensated  absences                                    $173.2           $109.4
Deferred  pension  costs                                  381.1            239.5
Refinancing  costs                                        255.6            166.5
Deferred  taxes                                          --                 55.7
Other                                                     130.8             85.6
--------------------------------------------------------------------------------
Total                                                    $940.7         $ 656.7
--------------------------------------------------------------------------------

With the adoption of Statement No. 101, NYNEX now uses estimated asset lives for certain categories of telephone plant and equipment that are shorter than those approved by regulators. These shorter asset lives result from NYNEX's expectations as to the revenue-producing lives of the assets. A comparison of average asset lives before and after the discontinuance of Statement No. 71 for the most significantly affected categories of telephone plant and equipment is as follows:

                                                        Average lives (in years)
                                                       -------------------------
                                                       Composite
                                                       Regulator-
                                                        Approved       Economic
                                                       Asset Lives   Asset Lives
--------------------------------------------------------------------------------
Digital Switching                                           16.5           12.0
Circuit - Other                                             10.5            8.0
Aerial Metallic Cable                                       21.0           17.0
Underground Metallic Cable                                  25.0           15.0
Buried Metallic Cable                                       24.0           17.0
Fiber                                                       26.0           20.0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report                     Notes to Consolidated Statements 35
--------------------------------------------------------------------------------


The application of Statement No. 101 does not change the telephone subsidiaries' accounting and reporting for regulatory purposes.

C. INCOME TAX
-------------

The components of income tax expense (benefit) are as follows:

(In millions)                              1995*         1994         1993**
--------------------------------------------------------------------------------
Federal:
Current                                      $469.2        $488.7       $ 466.9
Deferred - net                                 67.8        (191.5)       (611.9)
Deferred tax credits - net                    (42.0)        (49.8)        (59.7)
--------------------------------------------------------------------------------
                                              495.0         247.4        (204.7)
--------------------------------------------------------------------------------
State and local:
Current                                        51.3          18.7          88.1
Deferred - net                                 89.0          31.3         (59.2)
--------------------------------------------------------------------------------
                                              140.3          50.0          28.9
--------------------------------------------------------------------------------
Foreign                                         5.6           6.3           3.1
--------------------------------------------------------------------------------
Total                                        $640.9        $303.7       $(172.7)
--------------------------------------------------------------------------------

 *Does not include the deferred tax benefit of $1.6 billion associated with the Extraordinary item for the discontinuance of regulatory accounting principles.

**Does not include the deferred tax benefit of $67.5 million associated with the Cumulative effect of change in accounting for postemployment benefits.

A reconciliation between the federal income tax expense (benefit) computed at the statutory rate and NYNEX's effective tax expense (benefit) is as follows:

(In millions)                                1995       1994      1993
--------------------------------------------------------------------------------
Federal income tax expense
(benefit) computed at the
statutory rate                               $598.6     $383.7    $(155.8)

a. Amortization of investment tax
   credits                                    (31.3)     (55.9)     (65.8)

b. Amortization of excess
   deferred federal taxes due
   to change in the tax rates                  (8.2)     (48.1)     (66.8)

c. State and local
   income taxes, net of
   federal tax benefit                         91.2       32.5       18.8

d. Depreciation of certain
   taxes and payroll-related
   construction costs
   capitalized for financial
   statement purposes, but
   deducted for income tax
   purposes in prior years                      5.0       20.5       31.6

e. Capital loss carryforwards
   and reversal of valuation
   allowance on capital loss
   carryforwards                              (16.1)     (58.6)      87.1

f. Other items - net                            1.7       29.6      (21.8)
--------------------------------------------------------------------------------
Income tax expense (benefit)                 $640.9     $303.7    $(172.7)
--------------------------------------------------------------------------------

Not included in "c" above are gross receipts taxes that New York Telephone is subject to in lieu of a state income tax. Temporary differences for which deferred income taxes have not been provided by the telephone subsidiaries are represented principally by "d" above. Upon the discontinuance of Statement No. 71 (see Note B), items "b" and "d" above have been eliminated.

The components of current and non-current deferred tax assets and liabilities at December 31, 1995 and 1994 are as follows:

(In millions)                                1995                  1994
--------------------------------------------------------------------------------
                                     Assets  Liabilities     Assets  Liabilities
--------------------------------------------------------------------------------
Depreciation and
  amortization                     $     --    $1,676.8    $     --    $3,150.0
Leveraged leases                         --       976.2          --       917.7
Restructuring
  charges                             286.1          --       502.9          --
Employee benefits                   1,440.0       178.3     1,228.2       189.7
Unamortized ITC                        68.0          --       168.2          --
Deferred publishing
  revenues                            167.0          --       134.4          --
Other                                 374.6       542.2       229.8       646.2
--------------------------------------------------------------------------------
Total deferred taxes                2,335.7     3,373.5     2,263.5     4,903.6
--------------------------------------------------------------------------------
Valuation allowance*                  (29.7)         --       (42.2)         --
--------------------------------------------------------------------------------
Net deferred
  tax assets                       $2,306.0    (2,306.0)   $2,221.3    (2,221.3)
--------------------------------------------------------------------------------
Net deferred
  tax liabilities                        --    $1,067.5          --    $2,682.3
--------------------------------------------------------------------------------

* A valuation allowance was established in 1993 primarily for capital losses generated from the exit from the information products and services business. During 1995 and 1994, the valuation allowance decreased by $12.5 and $71.7 million, respectively, primarily due to tax planning strategies.

During  1995,  income   tax-related   regulatory  assets  and  liabilities  were
eliminated as a result of the discontinued application of Statement No. 71 (see Note B).

At December 31, 1994, the telephone subsidiaries had recorded approximately $631 million in deferred charges and deferred taxes representing the cumulative amount of income taxes on temporary differences that were previously flowed through to ratepayers. This deferral had been increased for the tax effect of future revenue requirements and was being amortized over the lives of the related depreciable assets concurrently with their recovery in rates. The telephone subsidiaries had recorded a regulatory liability at December 31, 1994 of approximately $519 million, in Other long-term liabilities and deferred credits and in Other current liabilities. A substantial portion of the regulatory liability related to the 1986 reduction in the statutory federal income tax rate and unamortized ITC. This liability had been increased for the tax effect of future revenue requirements.

--------------------------------------------------------------------------------
36 Notes to Consolidated Statements                     NYNEX 1995 Annual Report
--------------------------------------------------------------------------------


D. EMPLOYEE BENEFITS
-------------------

PENSIONS
Substantially all NYNEX employees are covered by one of two noncontributory defined benefit pension plans (the "Plans"). Benefits for management employees are based on a modified career average pay plan while benefits for nonmanagement employees are based on a nonpay-related plan. Contributions are made, to the extent deductible under the provisions of the Internal Revenue Code, to an irrevocable trust for the sole benefit of pension plan participants. Total pension (benefit) for 1995, 1994 and 1993 was $(269.3), $(290.6), and $(167.0)
million, respectively. The components are as follows:

(In millions)                             1995         1994         1993
--------------------------------------------------------------------------------
Estimated return on plan assets:
  Actual                                $(3,079)     $    74      $(1,964)
  Deferred portion                        1,872       (1,265)         833
--------------------------------------------------------------------------------
  Net                                    (1,207)      (1,191)      (1,131)
Service cost                                179          237          199
Interest cost on projected
  benefit obligation                        984          884          928
Other - net                                (225)        (221)        (163)
--------------------------------------------------------------------------------
Net pension (benefit)                   $  (269)     $  (291)     $  (167)
--------------------------------------------------------------------------------

The pension benefit for 1995, 1994, and 1993 includes the effect of plan amendments and changes in actuarial assumptions for the discount rate and future compensation levels.

The following table sets forth the Plans' funded status and amounts recognized in the consolidated balance sheets:

  December  31,  (In  millions)                     1995        1994
--------------------------------------------------------------------------------
Actuarial present value of accumulated benefit
  obligation, including vested benefits of
  $12,319 and $10,147, respectively              $13,323     $11,048
--------------------------------------------------------------------------------
Plan assets at fair value, primarily listed
  stock, corporate and governmental debt
  and real estate                                $15,782     $13,681
Less: Actuarial present value of projected
  benefit obligation                              14,546      12,070
--------------------------------------------------------------------------------
Excess of plan assets over projected
  benefit obligation                               1,236       1,611
Unrecognized prior service cost                   (1,685)     (2,029)
Unrecognized net gain                             (1,010)       (862)
Unrecognized transition asset                       (428)       (488)
--------------------------------------------------------------------------------
Accrued pension cost                             $(1,887)    $(1,768)
--------------------------------------------------------------------------------

The assumptions used to determine the projected benefit obligation at December 31, 1995 and 1994 include a discount rate of 7.25% and 8.50%, respectively, and an increase in future compensation levels of 4.1% and 4.5%, respectively, for management employees, and 4.0% in both years for nonmanagement employees. The expected long-term rate of return on pension plan assets used to calculate pension expense was 8.9% in 1995, 1994 and 1993. The actuarial projections included herein anticipate plan improvements for active employees in the future.

As a result of work force reductions primarily through retirement incentives in 1995 and 1994, partially offset by the 1995 formation of the Bell Atlantic NYNEX Mobile cellular partnership ("BANM") (see Note F), NYNEX incurred additional pension costs of $396.9 and $758.2 million, respectively. In 1995, this cost was comprised of a charge for special termination benefits of $725.4 million and a curtailment gain of $328.5 million, partially offset by 1993 severance reserves of $78.5 million which were transferred to the pension liability. In 1994, this cost was comprised of a charge for special termination benefits of $1,142.5 million and a curtailment gain of $384.3 million, partially offset by 1993 severance reserves of $314.8 million.

POSTRETIREMENT  BENEFITS  OTHER  THAN PENSIONS
NYNEX provides certain health care and life insurance benefits for retired employees and their families. Substantially all of NYNEX's employees may become eligible for these benefits if they reach pension eligibility while working for NYNEX.

Effective January 1, 1993, NYNEX adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("Statement No. 106"). Statement No. 106 changed the practice of accounting for postretirement benefits from recognizing costs as benefits are paid to accruing the expected cost of providing these benefits during an employee's working life. NYNEX is recognizing the transition obligation for retired employees and the earned portion for active employees over a 20-year period. The cost of health care benefits and group life insurance was determined using the unit credit cost actuarial method.

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report                     Notes to Consolidated Statements 37
--------------------------------------------------------------------------------


Net postretirement benefit cost for 1995, 1994, and 1993 includes the following components:

(In  millions)                                     1995        1994        1993
--------------------------------------------------------------------------------
Service  cost                                    $ 44.0      $ 56.6      $ 45.6
Interest cost                                     385.2       373.0       333.6
Estimated return on plan assets                  (194.6)      (41.3)      (92.6)
Deferred asset gain (loss)                        102.1       (47.1)        9.4
Amortization of transition obligation             177.4       178.7       177.6
--------------------------------------------------------------------------------
Net postretirement benefit cost                  $514.1      $519.9      $473.6
--------------------------------------------------------------------------------

The following table sets forth the funded status and amounts recognized for postretirement benefit plans:

December 31, (In millions)                                 1995          1994
--------------------------------------------------------------------------------
Accumulated postretirement benefit obligation
  attributable to:
  Retirees                                              $(4,025.7)    $(3,880.0)
  Fully eligible plan participants                         (705.0)       (648.2)
  Other active plan participants                           (896.2)       (516.9)
--------------------------------------------------------------------------------
Total accumulated postretirement benefit
  obligation                                             (5,626.9)     (5,045.1)
Fair value of plan assets                                 1,230.8       1,081.8
--------------------------------------------------------------------------------
Accumulated postretirement benefit
  obligation in excess of plan assets                    (4,396.1)     (3,963.3)
Unrecognized net loss (gain)                                257.7         (21.1)
Unrecognized prior service cost                             136.2         146.1
Unrecognized transition obligation                        2,853.4       3,048.8
--------------------------------------------------------------------------------
Accrued postretirement benefit cost                     $(1,148.8)    $  (789.5)
--------------------------------------------------------------------------------

The actuarial assumptions used to determine the 1995 and 1994 obligation for postretirement benefit plans under Statement No. 106 are as follows: discount rate of 7.25% and 8.50%, respectively; weighted average expected long-term rate of return on plan assets of 8.4% in both years; weighted average salary growth rate of 4.0% and 4.2%, respectively; medical cost trend rate of 11.6% and 12.6% in 1995 and 1994, respectively, grading down to 4.5% in 2008; and dental cost trend rate of 4.0% and 4.5% in 1995 and 1994, respectively, grading down to 3.0% in 2002.

A one percent increase in the assumed health care cost trend rates for each future year would have increased the aggregate of the service and interest cost components of net postretirement benefit cost for 1995, 1994, and 1993 by $30.0, $30.0, and $29.2 million, respectively, and would have increased the accumulated postretirement benefit obligation at December 31, 1995 and 1994 by $360.0 and $361.6 million, respectively.

As a result of work force reductions, NYNEX recorded an additional $519.5 million of postretirement benefit cost in 1993 accounted for as a curtailment. Due to the work force reduction retirement incentives in 1995 and 1994 and the 1995 formation of BANM, NYNEX incurred additional postretirement benefit costs of $182.2 and $429.0 million, respectively. In 1995, this cost was comprised of a curtailment loss of $109.3 million and a charge for special termination benefits of $72.9 million, partially offset by $72.7 million accrued for in 1993. In 1994, this cost was comprised of a curtailment loss of $325.3 million and a charge for special termination benefits of $103.7 million, partially offset by $178.9 million accrued for in 1993.

NYNEX established two separate Voluntary Employees' Beneficiary Association Trusts ("VEBA Trusts"), one for management and the other for nonmanagement, to begin prefunding postretirement health care benefits. At December 31, 1992, NYNEX had transferred excess pension assets, totaling $486 million, to health care benefit accounts within the pension plans and then contributed those assets to the VEBA Trusts. No additional contributions were made in 1995, 1994 and 1993. The assets in the VEBA Trusts consist primarily of equity and fixed income securities. Additional contributions to the VEBA Trusts are evaluated and determined by Management.

REGULATORY  TREATMENT
With respect to interstate treatment, in 1994 the FCC's 1993 order denying exogenous treatment of additional costs recognized under Statement No. 106 was overturned in the court. Tariff revisions were filed by the telephone subsidiaries with the FCC in 1994 to amend price cap indices to reflect additional exogenous costs recognized under Statement No. 106, including $42 million of costs already accrued, increased annual costs of $21 million and increased rates of $2.2 million. Commencing December 30, 1994, the telephone subsidiaries began collecting these revenues, subject to possible refund pending resolution of the FCC Common Carrier Bureau's investigation. The annual update to the price cap rates, effective August 1, 1995, included tariff revisions to recover approximately $21 million of exogenous costs resulting from the implementation of Statement No. 106.

--------------------------------------------------------------------------------
38 Notes to Consolidated Statements                    NYNEX 1995 Annual Report
--------------------------------------------------------------------------------


With respect to intrastate treatment, in January 1994 the New York State Public Service Commission ("NYSPSC") approved New York Telephone's plan for regulatory accounting and rate-making treatment. They allowed the adoption of both Statement No. 106 and Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" ("Statement No. 87"), on a revenue requirement neutral basis, providing for the amortization of existing deferred pension costs within a ten-year period, and eliminating the need for additional deferrals of Statement No. 106 and Statement No. 87 costs. The NYSPSC required New York Telephone to write-off $75 million of previously deferred pension costs in 1993. In December 1994, New York Telephone amortized $39 million of deferred pension costs according to this accounting plan. Upon the discontinuance of Statement No. 71, remaining deferred pension costs were eliminated (see Note B).

New England Telephone implemented a similar plan in each of its states, providing for immediate adoption of Statement No. 106 and Statement No. 87 on a revenue requirement neutral basis, amortization of existing deferred pension costs within a ten-year period, and discontinuance of additional deferrals of Statement No. 106 and Statement No. 87 costs. In December 1994, New England
Telephone amortized $12.1 million of deferred pension costs according to this accounting plan. Upon the discontinuance of Statement No. 71, remaining deferred pension costs were eliminated (see Note B).

POSTEMPLOYMENT  BENEFITS
NYNEX adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("Statement No. 112"), in the fourth quarter of 1993, retroactive to January 1, 1993. Statement No. 112 applies to postemployment benefits, including workers' compensation, disability plans and disability pensions, provided to former or inactive employees, their beneficiaries, and covered dependents after employment but before retirement. Statement No. 112 changed NYNEX's method of accounting from recognizing costs as benefits are paid to accruing the expected costs of providing these benefits. The initial effect of adopting Statement No. 112 was reported as a cumulative effect of a change in accounting principle and resulted in a one-time, non-cash charge of $189.2 million ($121.7 million after-tax) in 1993.

E. PROPERTY, PLANT AND EQUIPMENT - NET
--------------------------------------

The components of property, plant and equipment-net are as follows:

December 31, (In millions)                                    1995        1994
--------------------------------------------------------------------------------
Buildings                                                  $ 2,943.7   $ 2,847.9
Telephone plant and equipment                               30,100.9    29,902.0
Furniture and other equipment                                1,543.3     1,548.6
Other                                                          141.0       148.6
--------------------------------------------------------------------------------
Total depreciable property,
  plant and equipment                                       34,728.9    34,447.1
Less: accumulated depreciation                              18,679.3    14,843.7
--------------------------------------------------------------------------------
                                                            16,049.6    19,603.4
Land                                                           142.7       155.6
Plant under construction and other                             863.0       864.4
--------------------------------------------------------------------------------
Total property, plant and
   equipment - net                                         $17,055.3   $20,623.4
--------------------------------------------------------------------------------

The discontinued application of Statement No. 71 resulted in a net decrease to telephone plant and equipment of $3.6 billion, primarily through an increase in accumulated depreciation (see Note B).

F. LONG-TERM INVESTMENTS
------------------------

A reconciliation of NYNEX's equity and cost method investments is as follows:

(In  millions)                                           1995            1994
--------------------------------------------------------------------------------
Beginning  of  year,  equity  method                   $  301.2        $  245.2
Additional  investments                                 1,095.4           177.2
Equity in net income  (loss)                               33.8            (9.4)
Dividends  received                                        (4.7)           (4.2)
Other                                                      71.8          (107.6)
--------------------------------------------------------------------------------
End of year,  equity  method                            1,497.5           301.2
Cost  method investments                                1,788.7         1,698.2
--------------------------------------------------------------------------------
Total  long-term investments                           $3,286.2        $1,999.4
--------------------------------------------------------------------------------

NYNEX's  long-term  investments  include  equity and cost method  investments in
domestic  and  international   interests,   including  cellular,   real  estate,
telecommunications, and publishing ventures.

Effective January 1, 1994, NYNEX adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("Statement No. 115"). Statement No. 115 specifically excludes equity securities accounted for under the equity method and equity securities accounted for under the cost method that do not have readily determinable fair market values.

BELL ATLANTIC NYNEX MOBILE CELLULAR PARTNERSHIP
Effective July 1, 1995, NYNEX and Bell Atlantic completed the combination of substantially all of their domestic cellular properties by contributing them to a partnership, BANM, to own and operate

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report                     Notes To Consolidated Statements 39
--------------------------------------------------------------------------------


these properties. The combination represents the consummation of the transaction that was agreed to and announced in June 1994. Bell Atlantic owns approximately 62.4% of BANM, and NYNEX owns approximately 37.6%. The partnership is controlled jointly by NYNEX and Bell Atlantic.

NYNEX contributed certain cellular assets and liabilities of NYNEX Mobile, a wholly-owned subsidiary of NYNEX, in exchange for an equity interest in BANM. Subject to post-closing adjustments, NYNEX deconsolidated approximately $640 million of net assets and recorded an equity method investment in the partnership.

As a condition to the completion of the combination, in July 1995, NYNEX Mobile sold certain of its cellular properties overlapping with Bell Atlantic's cellular properties to SNET Cellular, Inc. As a result of the formation of the partnership, NYNEX recorded a net after-tax gain of $67.4 million resulting primarily from the sale of overlapping cellular properties and a pension curtailment.

OTHER LONG-TERM  INVESTMENTS
1995 investments included the following: a $282.5 million additional investment in the venture between NYNEX, Bell Atlantic, AirTouch Communications Inc. and
U S WEST Inc. which will provide national wireless personal communications services; an additional $35.6 million investment in the Tele-TV Partnerships between NYNEX, Bell Atlantic, and Pacific Telesis Group formed to develop programming and other products and services for transmission over wireline and wireless networks; a $33.9 million investment in Bayan Telecommunications Holdings Corporation ("BayanTel"), a newly-formed holding company whose subsidiaries have been awarded licenses to provide telecommunications services in certain regions of the Philippines; a $28.5 million additional investment in FLAG Limited ("FLAG") which will construct a submarine cable system from the United Kingdom to Japan; a $55.0 million investment in P.T. Excelcomindo Pratama ("Excelcom"), a newly formed Indonesian corporation which holds a license to operate a nationwide cellular business in Indonesia; and a $50.0 million investment in BANX Partnership between NYNEX and Bell Atlantic which will invest in wireless cable systems.

NYNEX did not make any significant long-term investments in 1994.

G. FINANCIAL COMMITMENTS AND GUARANTEES
---------------------------------------
As of December 31, 1995, NYNEX had invested approximately $46.5 million in FLAG. NYNEX is the managing sponsor of FLAG and holds a 38% equity interest and a 41% funding obligation in the venture. Under the terms of the FLAG project documentation and the related financing agreements, NYNEX's obligation to furnish its pro rata share of funding would require additional cash contributions of approximately $181 million to FLAG. The contributions are anticipated to be completed by the end of 1997.

A $950 million limited recourse debt facility was made available to the project by a number of major lending institutions. As of December 31, 1995, $50 million of this facility was utilized. Under the terms of the financing, the funding FLAG shareholders have entered into contingent sponsor support agreements which could require additional payments in an aggregate amount of $500 million by such shareholders on a pro rata basis upon the occurrence of certain limited events of default. These events of default represent risks of a type that equity shareholders typically are required to assume in construction projects, and which the FLAG shareholders consider to be unlikely to occur. The maximum contingent payment each funding shareholder may be required to make may be reduced in the future on a pro rata basis based primarily on the remaining amount of FLAG's outstanding debt which, in turn, is dependent upon the level of sales.

NYNEX's allocable percentage of the contingent sponsor support commitment is 51%, up to a maximum of $255 million. This includes an additional 10% share that NYNEX assumed on behalf of another shareholder in return for a fee. In addition, NYNEX has backstopped, for a fee, the guarantee of the parent corporation of a third shareholder of its contingent sponsor support obligation in an amount not to exceed $95 million. This backstop obligation would be triggered only upon a failure by such parent corporation to fulfill the obligations under its primary guarantee, if required to do so upon the default of its subsidiary to make any payment under the aforementioned contingent sponsor support agreement. This contingent obligation of NYNEX is itself supported by a reimbursement agreement between NYNEX and the shareholder and further supported by a direct guarantee by that shareholder's parent corporation in favor of NYNEX.

--------------------------------------------------------------------------------
40 Notes to Consolidated Statements                     NYNEX 1995 Annual Report
--------------------------------------------------------------------------------


NYNEX maintains a 33% equity interest in the Tele-TV Partnerships (the "Partnerships"), and Bell Atlantic and Pacific Telesis Group are equal partners in this venture. As of December 31, 1995, NYNEX had invested approximately $37 million into the Partnerships. NYNEX is obligated to make additional cash contributions on a pro rata basis of approximately $79 million, currently anticipated to be completed by the end of 1998.

NYNEX holds a 15% interest in BayanTel. As of December 31, 1995, NYNEX had invested approximately $34 million in BayanTel and is committed to invest an additional $14 million over the next two years.

In December 1995, NYNEX invested $55 million in Excelcom for a 23% interest, and in January 1996, NYNEX invested an additional $60 million. Under the terms of the partnership agreement, NYNEX is currently obligated to invest an additional $72 million by October 1997.

As of December 31, 1995, New York Telephone had deferred $188 million of revenues ($161 million under an NYSPSC-approved regulatory plan associated with commitments for fair competition, universal service, service quality and infrastructure improvements, and $27 million for a 1994 service improvement plan obligation). These revenues will be recognized as commitments are met or obligations are satisfied under the plans. If New York Telephone is unable to meet certain of these commitments, the NYSPSC has the authority to require New York Telephone to refund these revenues to customers.

In December 1995, Telesector Resources Group, Inc. ("Telesector Resources"), a NYNEX subsidiary, entered into purchase agreements with various suppliers to purchase, on behalf of the telephone subsidiaries, equipment and software to upgrade the network. The purchase agreements are over five years with a commitment of approximately $550 million.

H. LONG-TERM DEBT
-----------------

Interest rates and maturities on long-term debt outstanding are as follows:

                                                                 December 31,
(In millions)               Interest Rates      Maturities    1995        1994
--------------------------------------------------------------------------------
Refunding Mortgage Bonds:   3 3/8% - 7 3/4%    1997 - 2006  $  620.0   $  675.0
                                6% - 7 1/2%    2007 - 2011     425.0      425.0
Debentures:                 4 1/2% - 7 3/8%    1999 - 2008     780.0      780.0
                                7% - 9 3/5%    2010 - 2017     898.6      918.7
                            6 5/7% - 9 3/8%    2022 - 2033   1,900.0    2,250.0
Notes                           4% -10 1/7%    1997 - 2009   2,736.7    2,683.3
Other                                                        1,951.9       30.5
Unamortized discount - net                                     (36.5)     (47.9)
--------------------------------------------------------------------------------
                                                             9,275.7    7,714.6
--------------------------------------------------------------------------------
Long-term capital lease obligations                             61.2       69.9
--------------------------------------------------------------------------------
Total long-term debt                                        $9,336.9   $7,784.5
--------------------------------------------------------------------------------

The annual requirements for principal payments on long-term debt, excluding capital leases, are $497.8, $481.2, $265.0, $491.0 and $232.0 million for the years 1996 through 2000, respectively.

The Refunding Mortgage Bonds and $3.2 billion of the telephone subsidiaries' Debentures outstanding at December 31, 1995 are callable, upon thirty days' notice, by the respective telephone subsidiary, after the required term of years.

Substantially all of New York Telephone's assets are subject to lien under New York Telephone's Refunding Mortgage Bond indenture. At December 31, 1995, New York Telephone's total assets were approximately $11.6 billion.

Pursuant to the indentures for certain of its debentures, New York Telephone has covenanted that it will not issue additional funded debt securities ranking equally with or prior to such debentures unless it has maintained an earnings coverage of 1.75 for interest charges (excluding extraordinary items) for a period of any 12 consecutive months out of the 15-month period prior to the date of proposed issuance. As a result of the 1993 and 1994 business restructuring charges (see Note R), beginning in March 1994, New York Telephone did not meet the earnings coverage requirement. As of December 31, 1994 and 1995, New York Telephone met the earnings coverage requirement.

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report                     Notes to Consolidated Statements 41
--------------------------------------------------------------------------------


On November 10, 1995, NYNEX and NYNEX Credit Company ("Credit Company") entered into a $2.75 billion unsecured revolving credit facility, with Chemical Bank as the administrative agent. (Credit Company may borrow up to $300 million under this facility.) Further, NYNEX may request an increase in the aggregate commitments under the facility of up to $500 million. The initial term is for five years, but the borrowers may request two extensions of the facility, in each case for an additional year. Currently, a fee of .075% per annum is paid by NYNEX on the aggregate outstanding commitments. Under the terms of the agreement, the proceeds may be used to fund working capital and/or any lawful corporate purposes, including support of outstanding commercial paper. NYNEX had no borrowings under this credit facility at December 31, 1995. However, $1.9 billion of outstanding commercial paper borrowings was classified as Long-term debt at December 31, 1995 and presented in "Other" in the table above because NYNEX has the intent to refinance the commercial paper borrowings on a long-term basis and has the ability to do so under the credit facility.

At  December  31,  1995,  the  following   unissued  debt  securities  were
registered with the Securities and Exchange Commission (the "SEC"): $250 million of New York Telephone unsecured securities, $500 million of New England
Telephone unsecured securities, and $637 million of NYNEX Capital Funding medium-term debt securities (when issued, these securities will be guaranteed by NYNEX).

At December 31, 1995, NYNEX had $950 million of unissued, unsecured debt and equity securities registered with the SEC. The proceeds from the sale of these securities would be used to provide funds to NYNEX and/or NYNEX's nontelephone subsidiaries for their respective general corporate purposes.

I. SHORT-TERM DEBT
------------------

NYNEX's short-term borrowings and related weighted average interest rates are as follows:
                                                                    Weighted
                                                                     average
                                                                    interest
                                                                      rates

December 31, (In millions)                   1995       1994     1995      1994
--------------------------------------------------------------------------------
Commercial paper and short-term debt       $   --   $1,987.4      6.0%      6.0%
Debt maturing within one year               497.8      132.3      7.3%      6.8%
Current portion of long-term
  capital lease obligations                   8.8        9.1
--------------------------------------------------------------------------------
Total short-term debt                      $506.6   $2,128.8
--------------------------------------------------------------------------------

As previously discussed, at December 31, 1995, NYNEX had an unused line of credit amounting to $2.75 billion through an unsecured revolving credit facility with an initial term of five years. This line of credit, together with cash and temporary cash investments, may be used to support outstanding commercial paper. As such, $1.9 billion of outstanding commercial paper borrowings was classified as Long-term debt at December 31, 1995.

$350 million of New England Telephone's Debentures are repayable on November 15, 1996, in whole or in part, at the option of the holder, and as such are classified as Short-term debt at December 31, 1995.

J. MINORITY INTEREST
--------------------

December 31, (In millions)                                     1995         1994
--------------------------------------------------------------------------------
Portion subject to redemption requirements                   $731.2       $390.5
Portion non-redeemable                                        346.2        176.7
--------------------------------------------------------------------------------
Total                                                      $1,077.4       $567.2
--------------------------------------------------------------------------------

FINANCING OF OPERATIONS IN THE UNITED KINGDOM
On December 31, 1993, a financing arrangement was entered into for the southern cable franchises in the United Kingdom (the "South"). Prior to this financing, two partnerships were formed: South CableComms, L.P. ("SC"), and Chartwell Investors L.P. ("Chartwell"), both Delaware limited partnerships. These partnerships and their subsidiaries are legal entities separate and distinct from NYNEX, as are their assets and liabilities. Two wholly-owned subsidiaries of NYNEX contributed assets, consisting of cash and stock, with an aggregate initial market value of $130 million and a book value of $109 million at December 31, 1993, to SC in exchange for general partnership interests, and Chartwell contributed $20 million in cash to SC in exchange for a limited partner interest.

Prior to March 31, 1995, the financing arrangements for the South were similar in substance to, but structurally different from, those for the northern cable franchises in the United Kingdom (the "North"). On March 31, 1995, the financing structure for the South was changed to closely resemble the structure for the North (see explanation of transaction below) as it existed at December 1994. In preparation for this

--------------------------------------------------------------------------------
42 Notes to Consolidated Statements                     NYNEX 1995 Annual Report
--------------------------------------------------------------------------------


restructure, SC distributed to its partners intercompany loans receivable of $295 million in the form of dividends. These loans were payable to SC from the southern cable franchises. Of these dividends, $214 million was distributed to Chartwell and $81 million was distributed to the two wholly-owned subsidiaries of NYNEX (the "NYNEX South general partners"). The NYNEX South general partners in turn distributed the $81 million to NYNEX, who in turn contributed it to two other wholly-owned NYNEX subsidiaries (the "NYNEX South members").

In connection with the financing restructure to facilitate an initial public offering ("IPO"), a new entity was formed, South CableComms L.L.C. ("SCLLC"), a Delaware limited liability company. Chartwell contributed its existing partnership interests in SC having a book value of $8 million and loans of $214 million to SCLLC, and, as a result, is no longer a partner in SC. The NYNEX members contributed the aforementioned $81 million of loans to SCLLC.

All of the partners of Chartwell and members of SCLLC have committed to make future capital contributions as required by the various documents, and with respect to Chartwell's commitment, such contributions must be matched by NYNEX subsidiaries. As of December 31, 1995, total cumulative contributions to SCLLC were as follows: $200 million from the NYNEX South members and $295 million from Chartwell; and total cumulative contributions to SC were as follows: $474 million from the NYNEX South general partners and $128 million from SCLLC.

SC's purpose is to manage and protect a portfolio of assets, which is being used to fund the construction, operations and working capital requirements of cable television and telecommunications systems in certain licensed areas in the South. SCLLC's purpose is to provide funding arrangements to SC and its operating companies in the South with the proceeds of capital contributions received from its members. A wholly-owned subsidiary of NYNEX manages and controls the business and operations of SCLLC. SC and SCLLC are included in NYNEX's consolidated financial statements, and Chartwell's interest in SCLLC is reflected in "Minority interest, including a portion subject to redemption requirements."

NYNEX also contributed cash to Chartwell in exchange for an initial 20% limited partnership interest. The purpose of Chartwell is to invest up to $426 million (based on the applicable year-end exchange rate) over a five-year contribution term in SCLLC, and the funding of Chartwell consists of equity and amounts made available to it, subject to the satisfaction of funding conditions, under existing arrangements with financial institutions. A portion of the funding is collateralized by Chartwell's assets, is non-recourse to the partners of Chartwell, and bears interest at market rates. It includes representations, warranties, covenants and events of default customary in financings of this nature. The remaining term of the funding arrangement is eight years, with repayments beginning in 1999, and Chartwell is entitled to receive cumulative preferential distributions from SCLLC sufficient to meet these repayment requirements. The redemption requirements are $30 million for 1999 and $52 million for 2000. For financial reporting purposes, NYNEX's investment in Chartwell is reflected in "Long-term investments" and is accounted for under the equity method.

On December 19, 1994, a financing arrangement was entered into for the North. Prior to this financing, three entities were formed: North CableComms L.P. ("NCLP"), a Delaware limited partnership; North CableComms, L.L.C. ("NCLLC"), a Delaware limited liability company; and Winston Investors L.L.C. ("Winston"), a Delaware limited liability company. These entities and their subsidiaries are legal entities separate and distinct from NYNEX, as are their assets and liabilities. Three subsidiaries of NYNEX ("NYNEX North general partners") contributed stock to NCLP in exchange for general partnership interests (with an aggregate market value of $827 million and an aggregate book value of $142 million at December 19, 1994). NCLLC contributed $79 million in cash to NCLP in exchange for a limited partnership interest. Two wholly-owned subsidiaries of NYNEX ("NYNEX North members") contributed in the aggregate $82 million in cash, and Winston contributed $225 million in cash, each for member interests in NCLLC.

All of the partners of NCLP and members of NCLLC have committed to make future capital contributions as required by the various documents, and with respect to Winston's commitment, such contributions must be matched by NYNEX contributions. As of December 31, 1995, total cumulative contributions to NCLLC were as follows: $214 million from the NYNEX North members and $385 million from
Winston; and total cumulative contributions to NCLP were as follows: $401 million from the NYNEX North general partners and $209 million from NCLLC.

NCLP's purpose is to manage and protect a portfolio of assets, which is being used to fund the construction, operations and working capital requirements of cable television and telecommunications systems in certain licensed areas in the North. NCLLC's pur-

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report                     Notes to Consolidated Statements 43
--------------------------------------------------------------------------------


pose is to provide funding arrangements to NCLP and its operating companies in the North with the proceeds of capital contributions received from its members. A wholly-owned subsidiary of NYNEX manages and controls the business and operations of NCLLC. NCLP and NCLLC are included in NYNEX's consolidated financial statements, and Winston's interest in NCLLC is reflected in "Minority interest, including a portion subject to redemption requirements."

NYNEX also contributed cash to Winston in exchange for an initial 20% equity interest. The purpose of Winston is to invest up to $1.1 billion (based on the applicable year-end exchange rate) over a five-year contribution term in NCLLC, and the funding of Winston consists of equity and amounts available to it, subject to the satisfaction of funding conditions, under existing arrangements with financial institutions. A portion of the funding is collateralized by Winston's assets, is non-recourse to the partners of Winston, and bears interest at market rates. It includes representations, warranties, covenants and events of default customary in financings of this nature. The remaining term of the funding arrangement is nine years, with repayments beginning in 2000, and Winston is entitled to receive cumulative preferential distributions from NCLLC sufficient to meet these repayment requirements. The redemption requirements are $36 million for 2000. For financial reporting purposes, NYNEX's investment in Winston is reflected in "Long-term investments" and is accounted for under the equity method.

NYNEX provides certain performance guarantees to Chartwell and Winston, and for the first five years, a completion guarantee that requires a specified number of homes be passed by the network in the South and in the North by December 31, 1998 and 1999, respectively (subject to one-year extensions). At December 31, 1995 and 1994, the related construction program was progressing toward the appropriate targets for release from the completion guarantee. In order to gain release from the completion guarantee, NYNEX must demonstrate that various financial ratios, based on, among other things, operating cash flows, and other tests such as material compliance with communication licenses, are satisfied. If the construction program does not meet such tests and these shortfalls are not cured within a specified time period, the completion guarantee will necessitate payments to be made directly to Chartwell or Winston, as appropriate. NYNEX also provides indemnifications to these entities, among others, in respect of certain liabilities, including all liability, loss or damage incurred as a result of any breach of the agreements set forth, and tax indemnifications relating to events prior to the creation of SC, SCLLC, NCLP and NCLLC. In addition, NYNEX is required to maintain certain financial and operating standards and may, at any time, elect to purchase the equity interest in Chartwell and Winston on certain terms.

During February 1995, two entities were formed: NYNEX CableComms Group PLC ("UK CableComms"), a public limited liability company incorporated under the laws of England and Wales, and NYNEX CableComms Group Inc. ("US CableComms"), a Delaware corporation (both being referred to collectively as "CableComms"). Prior to the IPO discussed below, both were wholly-owned subsidiaries of NYNEX. Both are separate and distinct legal entities. The sole assets of UK CableComms and US CableComms are 90% and 10%, respectively, of the outstanding stock of NYNEX
CableComms Holdings, Inc. which holds, through various subsidiaries and partnerships, interests in cable television and telecommunications franchises, assets and operations in the United Kingdom.

An IPO was completed in June 1995 of 305 million equity units of CableComms. These units are traded as "stapled units" and are comprised of one ordinary share of UK CableComms and one share of common stock of US CableComms (the "Combined Offering"). Of the 305 million units issued, 170,222,000 were issued as units at a price of 137 pence per unit in the United Kingdom, and 13,477,800 were issued as American Depository Shares ("ADS") at $21.81 per ADS in the United States, each ADS comprising 10 units. The Combined Offering represented 33% of the total units outstanding, with NYNEX retaining the balance. Net proceeds from the offering were approximately $610 million. CableComms is using the proceeds to repay outstanding revolving loans under credit facilities, to fund a portion of the cost of construction of its network, and for operating cash flow and interest.

NYNEX's policy is to recognize in income any gains or losses related to the sale of stock by an investee. NYNEX recognized an after-tax gain on the IPO of $155.1 million in the second quarter of 1995, net of $109.0 million in deferred taxes, in recognition of the net increase in the value of NYNEX's investment in CableComms.

OTHER FINANCING
In November 1993, NYNEX invested $1.2 billion in Viacom Inc. ("Viacom") for 24 million shares of Viacom Series B Cumulative Preferred Stock

--------------------------------------------------------------------------------
44 Notes to Consolidated Statements                     NYNEX 1995 Annual Report
--------------------------------------------------------------------------------


("Viacom Preferred"), carrying an annual dividend of five percent. The stock is convertible into shares of Viacom Class B non-voting common stock at a price of $70 per share.

In December 1995, NYNEX entered into a contract for the non-recourse securitization that permits a monetization of approximately 50% of its investment in the Viacom Preferred, of which 8% was implemented in 1995. NYNEX realized proceeds of $100 million from this monetization which were used to reduce outstanding commercial paper. In connection with this transaction, NYNEX has invested in three newly formed Delaware limited liability companies: a majority owned and controlled subsidiary, "Weatherly Holdings L.L.C.", and its 50% owned and controlled subsidiary, "Kipling Associates L.L.C." (Weatherly Holdings L.L.C. and Kipling Associates L.L.C. are collectively referred to as the "Monetization Subsidiaries"), and a third-party owned and controlled entity, "Mandalay Investors L.L.C." (the "Outside Member"), which has invested in the Monetization Subsidiaries. These companies are legal entities separate and distinct from NYNEX, as are their assets and liabilities.

At the time of formation, NYNEX contributed, in the aggregate, two million shares of Viacom Preferred with a book value of $100 million and $35 million in cash for its member interests in the Monetization Subsidiaries. The Outside Member contributed $100 million in cash for its member interest in Kipling Associates L.L.C. and $10 thousand in cash for its member interest in Weatherly Holdings L.L.C. The Monetization Subsidiaries have approximately $12 million in cash which has been loaned to NYNEX, cash equivalents, the Viacom Preferred, certain intercompany financial obligations and approximately 2.4 million shares of NYNEX common stock. The purpose of the Monetization Subsidiaries is to manage and protect their financial assets for sale or distribution at a later date. The Monetization Subsidiaries are included in NYNEX's consolidated financial statements, and the Outside Member's interest in the Monetization Subsidiaries is reflected in "Minority interest, including a portion subject to redemption requirements." NYNEX has invested $10 thousand in cash in the Outside Member for a less than 1% ownership interest, which is accounted for under the cost method and is included in "Long-term investments."

In connection with the monetization of the Viacom Preferred, NYNEX has provided certain indemnifications to the Monetization Subsidiaries and the Outside Member including certain tax indemnifications. The term of the monetization transaction is five years at which time the Outside Member's interest in the Monetization Subsidiaries will be redeemed through the liquidation of the Monetization Subsidiaries' assets. Under the terms of an extension agreement, NYNEX has the ability and intends to increase the amount of the monetization up to $600 million by March 31, 1996 under terms and conditions that are substantially the same as the December 1995 transaction. NYNEX may, upon meeting certain funding requirements, elect to purchase the member interests of the Outside Member in the Monetization Subsidiaries or terminate the transaction and cause the liquidation of the assets of the Monetization Subsidiaries.

K. STOCKHOLDERS' EQUITY
-----------------------
PREFERRED STOCK
NYNEX's certificate of incorporation provides authority for the issuance of 75 million shares of Preferred stock, $1.00 par value, in one or more series with such designations, preferences, rights, qualifications, limitations, and restrictions as NYNEX's Board of Directors may determine.

COMMON STOCK
On July 15, 1993, the Board of Directors of NYNEX declared a two-for-one common stock split in the form of a 100 percent stock dividend, payable September 15, 1993 to holders of record at the close of business on August 16, 1993.

As of November 1, 1993, NYNEX discontinued purchasing shares of its common stock and began issuing new shares in connection with employee savings plans, the Dividend Reinvestment and Stock Purchase Plan, stock compensation plans, and stock option plans.

DIVIDENDS DECLARED
FROM ADDITIONAL PAID-IN  CAPITAL
The second, third, and a portion of the fourth quarter 1995 dividends were declared from Additional paid-in capital.

SHAREHOLDER  RIGHTS  AGREEMENT
In October 1989, NYNEX adopted a Shareholder Rights Agreement, pursuant to which shareholders received a dividend distribution of one right for each outstanding share of NYNEX's common stock. As a result of the two-for-one common stock split, the rights have been adjusted so that shareholders

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report                     Notes to Consolidated Statements 45
--------------------------------------------------------------------------------


receive one right for every two shares of common stock. Each right entitles the shareholder to buy 1/100 of a share of $1.00 par value Series A Junior Participating Preferred Stock from NYNEX at an exercise price of $250 per right. 5 million shares of this Preferred Stock have been authorized, with 3 million shares reserved for exercise of the rights. The rights, which are subject to adjustment, will not be exercisable or separable from the common stock until ten days following a public announcement that a person or group has acquired beneficial ownership of 15% or more of NYNEX's outstanding common stock or ten business days following the commencement of, or public announcement of the intent to commence, a tender or exchange offer by a beneficial owner of 15% or more of the outstanding common stock.

If any person becomes the beneficial owner of 15% or more of the outstanding common stock, each holder of a right will receive, upon exercise at the right's then current exercise price, common stock having a value equal to twice the exercise price. If NYNEX is acquired in a merger or business combination, or if 50% or more of NYNEX's assets or earning power is sold, each right holder will receive, upon exercise at the right's then current exercise price, common stock in the new company having a value equal to twice the exercise price of the right.

NYNEX may exchange rights for shares of common stock or redeem rights in whole at a price of $.01 per right at any time prior to their expiration on October 31, 1999.

LEVERAGED  STOCK  OWNERSHIP  PLAN
In February 1990, NYNEX established a leveraged employee stock ownership plan ("LESOP") and loaned $450 million to the LESOP Trust ("internal LESOP note"). The LESOP Trust used the proceeds to purchase, at fair market value, 5.6 million shares of NYNEX's common stock held in treasury. NYNEX issued and guaranteed $450 million of 9.55% Debentures, the proceeds of which were principally used to repurchase 5.4 million shares in the open market, completing the stock repurchase plan. The Debentures require payments of principal annually and are due May 1, 2010. Interest payments are due semiannually. The Debentures and the internal LESOP note are recorded as Long-term debt and as Deferred compensation, respectively. Deferred compensation will be reduced as shares are released and allocated to participants.

NYNEX maintains savings plans that cover substantially all of its employees. Under these plans, NYNEX matches a certain percentage of eligible employee contributions. Under provisions of the Savings Plan for Salaried Employees, NYNEX's matching contributions are allocated to employees in the form of NYNEX stock from the LESOP Trust, based on the proportion of principal and interest paid by the LESOP Trust in a year to the remaining principal and interest due over the life of the internal LESOP note. Compensation expense is recognized based on the shares allocated method. LESOP shares are not considered outstanding until they are allocated to participants.

NYNEX's matching contributions to the savings plans and any change in the required contribution as a result of leveraging this obligation are recorded as compensation expense. Compensation expense applicable to the savings plans for 1995, 1994 and 1993 was $77.2, $88.2 and $81.3 million, respectively, and has been reduced by $25.9, $26.1, and $26.2 million, respectively, for the dividends paid on LESOP shares used to service the internal LESOP note. As of December 31, 1995 and 1994, the number of shares allocated to the LESOP were 2.2 and 1.9 million, respectively, and the number of shares held by the LESOP for future allocation were 8.6 and 9.1 million, respectively.

L. STOCK OPTION PLANS
---------------------
NYNEX has stock option plans for key management employees under which options to purchase NYNEX common stock are granted at a price equal to or greater than the market price of the stock at the date of grant. The 1990 Stock Option Plan, which expired on December 31, 1994, permitted the grant of options through December 1994 to purchase up to 4 million shares. In January 1995, NYNEX established the 1995 Stock Option Plan, that permits the grant of options no later than December 31, 1999 to purchase up to 20 million shares of common stock; options may not be exercisable for a period less than one year or greater than ten years from date of grant.

Both the 1990 and the 1995 Stock Option Plans for key management employees allow for the granting of stock appreciation rights ("SARs") in tandem with options granted. Upon exercise of a SAR, the holder may receive shares of common stock or cash equal to the excess of the market price of the common stock at the exercise date over the option price. SARs may be exercised in lieu of the underlying option only when those options become exercisable.

--------------------------------------------------------------------------------
46 Notes to Consolidated Statements                     NYNEX 1995 Annual Report
--------------------------------------------------------------------------------


Effective March 31, 1992, NYNEX established stock option plans for nonmanagement employees and for management employees other than those eligible to participate in the 1990 and 1995 Stock Option Plans. Employees were granted options, with the number of options varying according to employee level, to purchase a fixed number of shares of NYNEX common stock at the market price of the stock on the grant date. Fifty percent of the options could be exercised one year from the grant date, with the remaining fifty percent exercisable two years from the grant date. These options expire ten years from the grant date. In October 1994 and January 1996, employees were granted additional options under these plans.

The following summarizes the activity for those shares under option under the various stock option plans including the related SARs:

                                                                     Price Range
Stock Options                                       Shares             Per Share
--------------------------------------------------------------------------------
Outstanding at December 31, 1992                 9,453,140      $27.60 to $88.13
Granted prior to stock split                       806,891      $70.63 to $88.88
Exercised prior to stock split                    (644,196)     $31.34 to $88.13
Canceled prior to stock split                      (79,473)     $69.13 to $88.13
Stock split                                      9,519,950
Granted after stock split                           16,595      $42.32 to $46.07
Exercised after stock split                       (281,500)     $16.50 to $44.07
Canceled after stock split                        (106,605)     $21.91 to $44.07
SSI net activity*                                  (16,412)     $13.80 to $18.98
--------------------------------------------------------------------------------
Outstanding at December 31, 1993                18,668,390      $13.80 to $46.07
Granted                                         14,724,360      $37.94 to $39.88
Exercised                                         (261,131)     $21.91 to $36.13
Canceled                                          (716,391)     $32.97 to $44.07
--------------------------------------------------------------------------------
Outstanding at December 31, 1994                32,415,228      $24.69 to $46.07
Granted                                          3,169,470      $33.00 to $50.19
Exercised                                       (3,559,057)     $24.69 to $42.66
Canceled                                          (353,216)     $35.32 to $44.07
--------------------------------------------------------------------------------
Outstanding at December 31, 1995                31,672,425      $32.75 to $50.19
--------------------------------------------------------------------------------

* NYNEX acquired Stockholder Systems, Inc. ("SSI") in 1990, and SSI employees could exercise SSI options for NYNEX common stock. SSI was sold in 1994, and SSI options are no longer exercisable.

For the year ended December 31,
(Number of shares)                                1995        1994         1993
--------------------------------------------------------------------------------
Stock appreciation rights:
Outstanding at
        beginning of year                        1,864       1,864       29,247
Granted                                             --          --           --
Exercised                                       (1,864)         --       (7,551)
Canceled                                            --          --      (23,571)
Stock split                                         --          --        3,739
--------------------------------------------------------------------------------
Outstanding at end of year                          --       1,864        1,864
--------------------------------------------------------------------------------

There were 20,977,556 and 16,604,260 stock options exercisable at December 31, 1995 and 1994, respectively. In January 1996, options to purchase approximately 11 million shares of common stock were granted under the stock option plans established on March 31, 1992, and options to purchase approximately 5 million shares of common stock were granted under the 1995 Stock Option Plan.

M. LEASES
---------
NYNEX leases certain facilities and equipment used in its operations. Rental expense was $381.4, $310.5 and $337.0 million for 1995, 1994 and 1993, respectively. At December 31, 1995, the minimum lease commitments under noncancelable leases for the periods shown are as follows:


(In millions)                                              Operating    Capital
--------------------------------------------------------------------------------
1996                                                         $142.0        $19.7
1997                                                          113.4         15.8
1998                                                          102.8         14.9
1999                                                           86.4         11.5
2000                                                           69.0         11.3
Thereafter                                                    389.7        381.6
--------------------------------------------------------------------------------
Total minimum lease payments                                 $903.3        454.8
Less: executory costs                                            --         11.4
--------------------------------------------------------------------------------
Net minimum lease payments                                       --        443.4
Less: interest                                                   --        370.8
--------------------------------------------------------------------------------
Present value of net minimum lease payments                      --        $72.6
--------------------------------------------------------------------------------

Credit Company is the lessor in leveraged and direct financing lease agreements under which commercial aircraft, railroad cars, industrial equipment, power generators, residential real estate, telecommunications and computer equipment are leased for terms of 3 to 35 years. Minimum lease payments receivable represent unpaid rentals, less principal and interest on third-party non-recourse debt relating to leveraged lease transactions. Since Credit Company has no general liability for this debt, the related principal and interest have been offset against the minimum lease payments receivable. Minimum lease payments receivable are subordinate to the debt, and the debt holders have a security interest in the leased equipment.

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report                     Notes to Consolidated Statements 47
--------------------------------------------------------------------------------


At December 31, 1995 and 1994, the net investment in leveraged leases was $407.7 and $406.7 million, respectively, and in direct financing leases was $186.1 and $133.7 million, respectively. The components of Credit Company's net investment in these leases are included in Deferred charges and other assets and are as follows:

December 31, (In millions)                                 1995           1994
--------------------------------------------------------------------------------
Minimum  lease  payments  receivable                     $1,826.7       $1,561.2
Unguaranteed residual  value                              1,165.2        1,027.6
Initial  direct costs                                         1.3            1.2
Less: Unearned income                                     1,301.6        1,127.2
      Deferred income taxes                               1,073.5          900.2
      Allowance for uncollectibles                           24.3           22.2
--------------------------------------------------------------------------------
Net investment                                           $  593.8       $  540.4
--------------------------------------------------------------------------------

At December 31, 1995, future minimum lease payments receivable, in millions, in excess of debt service requirements on non-recourse debt related to leveraged and direct financing leases, are collectible as follows: $70.7 in 1996; $70.9 in 1997; $68.0 in 1998; $59.6 in 1999; $44.5 in 2000; and $1,513.0 thereafter.

N. FINANCIAL INSTRUMENTS
------------------------
RISK MANAGEMENT, OFF-BALANCE-SHEET RISK
AND CONCENTRATIONS OF CREDIT RISK
NYNEX has entered into transactions in financial instruments with off-balance-sheet risk, to reduce its exposure to market and interest rate risk in its short-term and long-term securities. NYNEX entered into various interest rate, currency, and basis swap transactions, with an aggregate notional amount of $2.9 billion and $2.3 billion at December 31, 1995 and 1994, respectively, to manage interest rate, foreign exchange rate, and tax exposures. These transactions mature at various dates from 1995 through 2004.

Risk in these transactions involves both risk of counterparty nonperformance under the contract terms and risk associated with changes in market values, interest rates, and foreign exchange rates. The counterparties to these contracts consist of major financial institutions and organized exchanges. NYNEX continually monitors its positions and the credit ratings of its counterparties and limits the amount of contracts it enters into with any one party. While NYNEX may be exposed to credit losses in the event of nonperformance by these counterparties, it does not anticipate such losses, due to the aforementioned control procedures. The settlement of these transactions is not expected to, but may, have a material effect upon NYNEX's financial position or results of operations.

A description of NYNEX's financial instruments is presented in Management's Discussion and Analysis on pages 20-22.

FAIR VALUE OF FINANCIAL  INSTRUMENTS
The following table presents the carrying amounts and fair values of NYNEX's financial instruments at December 31, 1995 and 1994. Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," defines fair value as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced liquidation or sale.

                                                1995                1994

                                       Carrying     Fair    Carrying     Fair
(In millions)                           Amount     Value     Amount     Value
--------------------------------------------------------------------------------
Non-Derivatives:
Long-term investments:
  Practicable to estimate fair value   $  492.1  $1,055.8  $   492.2  $   990.8
  Not practicable                       1,296.6   1,296.6    1,206.0    1,206.0
Long-term debt                          7,336.3   7,712.9    7,714.6    7,083.5
Derivatives:*
  Assets                                   11.4      18.2       11.8       18.3
  Liabilities                             (36.9)    (50.0)      (7.5)    (100.5)
--------------------------------------------------------------------------------

* The carrying amounts in the table are included in Deferred charges and other assets, Other current liabilities, and Other long-term liabilities and deferred credits.


The fair value of the derivative contracts includes the remaining unamortized costs of foreign exchange hedges, which are ($34.9) and ($43.6) million for 1995 and 1994, respectively. These values reflect the implicit incremental borrowing costs associated with NYNEX's overseas investments in the United Kingdom and Thailand. The following methods and assumptions were used to estimate the fair value of each type of financial instrument for which estimation was practicable.


LONG-TERM INVESTMENTS
The estimated fair value of some investments accounted for under the cost method is based on quoted market prices for those or similar investments. For other investments for which there are no quoted market prices, a reasonable estimate of fair market value could not be made without incurring excessive costs. It is not practicable to estimate the fair value of NYNEX's investment in the Viacom Preferred or NYNEX's investments in untraded entities because of the nature of the investments. Accordingly, the carrying value is presented as the fair value.

--------------------------------------------------------------------------------
48 Notes to Consolidated Statements                     NYNEX 1995 Annual Report
--------------------------------------------------------------------------------


LONG-TERM DEBT
The estimated fair value of long-term debt is based on quoted market prices or discounted future cash flows using the weighted average coupon rate and current interest rates.

DERIVATIVES
The estimated fair value of most derivatives is based on amounts NYNEX would receive or pay to terminate such agreements taking into account current mid-market rates. The estimated fair value of the basis swaps is based on the amounts NYNEX would pay to replicate such agreements taking into account current rates.

O. ADDITIONAL FINANCIAL INFORMATION
-----------------------------------

(In millions)                              1995            1994            1993
--------------------------------------------------------------------------------
Taxes other than income:
Property                               $  359.8          $351.9         $ 399.6
Gross receipts                            508.2           495.3           500.1
Payroll-related                            65.9            65.4            65.1
Other                                      81.7            80.6            74.1
--------------------------------------------------------------------------------
Total                                  $1,015.6          $993.2         $1,038.9
--------------------------------------------------------------------------------


December 31, (In millions)                                 1995            1994
--------------------------------------------------------------------------------
Accounts payable:
Trade                                                  $  981.4        $1,146.5
Taxes                                                     118.3            97.9
Compensated absences                                      310.2           305.9
Dividends                                                 255.8           249.9
Payroll                                                   129.5           131.3
Interest                                                  131.8           125.6
Other                                                     975.2           611.1
--------------------------------------------------------------------------------
Total                                                  $2,902.2        $2,668.2
--------------------------------------------------------------------------------
Other current liabilities:
Advance billings and
        customers' deposits                            $  281.5        $  291.3
Deferred income taxes                                       6.3             1.1
Other                                                     295.9           761.1
--------------------------------------------------------------------------------
Total                                                  $  583.7        $1,053.5
--------------------------------------------------------------------------------

Total research and development costs charged to expense for 1995, 1994 and 1993 were $279.1, $159.7 and $162.8 million, respectively.

In 1995, 1994 and 1993, AT&T Corp. ("AT&T") provided approximately 14%, 15% and 16%, respectively, of NYNEX's total operating revenues, primarily Network access revenues and Other revenues from billing and collection services performed by the telephone subsidiaries for AT&T.

Telesector Resources owns a one-seventh interest in Bell Communications Research, Inc. ("Bellcore"). Bellcore furnishes technical and support services to NYNEX relating to exchange telecommunications and exchange access services. For 1995, 1994 and 1993, NYNEX recorded charges of $93.8, $112.2 and $128.5 million, respectively, in connection with these services.

P. SUPPLEMENTAL CASH FLOW INFORMATION
-------------------------------------
The following information is provided in accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows":

December 31, (In millions)                              1995      1994      1993
--------------------------------------------------------------------------------
Income tax payments                                 $  478.3    $519.4    $591.8
--------------------------------------------------------------------------------
Interest payments                                   $  740.7    $630.0    $623.6
--------------------------------------------------------------------------------
Non-cash transactions:
Additions to property,
  plant and equipment
  under capital lease
  obligations                                       $     .3    $ 10.6    $   --
--------------------------------------------------------------------------------
Contribution of certain
  cellular net assets in
  exchange for an
  equity investment in
  Bell Atlantic
  NYNEX Mobile cellular
  partnership (see Note F)                          $  611.6    $   --    $   --
--------------------------------------------------------------------------------
Common Stock issued for
  dividend reinvestment
  and stock purchase plan
  and stock compensation
  plans                                             $  110.2    $107.1    $ 29.6
--------------------------------------------------------------------------------
Short-term debt classified
  as Long-term debt
  (see Note H)                                      $1,939.4    $   --    $588.6
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NYNEX 1995 Annual Report                    Notes to Consolidated Statements  49
--------------------------------------------------------------------------------


Q. REVENUES SUBJECT TO POSSIBLE REFUND
--------------------------------------
Several state and federal regulatory matters, including affiliate transaction issues in New York Telephone's 1990 intrastate rate case ($188.0 million), may possibly require the refund of a portion of the revenues collected in the current and prior periods. As of December 31, 1995, the aggregate amount of such revenues that was estimated to be subject to possible refund was approximately $260.7 million, plus related interest. The outcome of each pending matter, as well as the time frame within which each will be resolved, is not presently determinable.


R. BUSINESS RESTRUCTURING
-------------------------
In 1995 and 1994, $514.1 and $693.5 million, respectively, of pretax pension enhancement charges were recorded. These charges are a portion of an estimated $2.0 billion of pretax charges to be recorded for pension enhancements as employees leave NYNEX through retirement incentives. The pension enhancement charges were included in the Consolidated Statements of Income as Selling, general and administrative.

In the fourth quarter of 1993, $2.1 billion of pretax business restructuring charges were recorded, primarily related to efforts to redesign operations and work force reductions. These charges include: $1.1 billion for severance and postretirement medical costs; $626 million for re-engineering service delivery; $283 million for sale or discontinuance of information product and services businesses; and $106 million for restructuring at other nontelephone subsidiaries. The restructuring charges were included in the Consolidated Statements of Income as follows: Maintenance and support -- $192 million; Marketing and customer services -- $53 million; Selling, general and administrative -- $1.8 billion; and Other income (expense) - net -- $31 million.


S. LITIGATION AND OTHER CONTINGENCIES
-------------------------------------
Various legal actions and regulatory proceedings are pending that may affect NYNEX. While counsel cannot give assurance as to the outcome of any of these matters, in the opinion of Management based upon the advice of counsel, the ultimate resolution of these matters in future periods is not expected to have a material effect on NYNEX's financial position but could have a material effect on annual operating results.

--------------------------------------------------------------------------------
50  Supplementary Information                           NYNEX 1995 Annual Report
--------------------------------------------------------------------------------

SUPPLEMENTARY INFORMATION
Quarterly Financial Data (Unaudited)

        For the quarter ended
(In millions, except per share amounts)           March 31,     June 30,   September 30, December 31,
-----------------------------------------------------------------------------------------------------
1995
Operating revenues                                $3,354.2     $3,495.6      $3,252.8     $3,304.3
Operating income                                    $573.0       $396.7        $627.9       $494.6
Earnings before extraordinary item                  $250.2       $240.8        $342.9       $235.6
Extraordinary item for the discontinuance
  of regulatory accounting principles,
  net of taxes                                    $     --     $(2,919.4)          --     $     --
Net income (loss)                                   $250.2     $(2,678.6)    $  342.9     $  235.6
Earnings per share before
  extraordinary item                              $    .59     $     .56     $    .80     $    .55
Extraordinary item per share                      $     --     $   (6.84)    $     --     $     --
Earnings (loss) per share                         $    .59     $   (6.28)    $    .80     $    .55
Dividends per share                               $    .59     $     .59     $    .59     $    .59
Market price:*
  High                                            $  41.50     $  43.125     $ 48.750     $ 54.000
  Low                                             $  35.87     $  39.375     $ 39.250     $ 46.000
-----------------------------------------------------------------------------------------------------
1994
Operating revenues                                $3,273.3     $ 3,311.6     $3,330.8    $3,390.9
Operating income                                  $  595.5     $   129.2     $  583.0    $  448.5
Net income                                        $  290.6     $     1.2     $  302.5    $  198.3
Earnings per share                                $    .70     $      --     $    .72    $    .47
Dividends per share                               $    .59     $     .59     $    .59    $    .59
Market price:*
  High                                            $ 41.375     $  39.750     $ 39.125    $ 39.750
  Low                                             $ 34.250     $  33.250     $ 35.625    $ 36.250
-----------------------------------------------------------------------------------------------------

* Market price obtained from the New York Stock Exchange-Composite Transactions Index.

  Results for the first, second, third and fourth quarters of 1995 include $83.8, $165.9, $38.0 and $226.4 million, respectively, of pretax charges for pension enhancements, which were reflected in operating expenses. The after-tax effect of these charges was $53.8, $106.2, $23.7 and $143.1 million, respectively.

  Results  for  the  second   quarter  of  1995   include  the  effects  of  the
  discontinuance of regulatory accounting principles, recorded as an extraordinary item (see Note B); a $264.1 million ($155.1 million after-tax) "Gain on sale of stock by subsidiary" related to an initial public offering of equity in NYNEX CableComms (see Note J); and $210.5 million ($155.0 million after-tax) of special charges to meet various tax, benefit and legal obligations and contingencies, $199.0 million of which was included in operating expenses and $11.5 million of which was in Other income (expense) - net. Results for the third quarter of 1995 include a $123.8 million ($65.8 million after-tax) net gain resulting primarily from the sale of certain NYNEX Mobile assets and actuarial changes associated with BANM, and $102.6 million ($66.0 million after-tax) of special charges to meet various tax and legal obligations and contingencies. The third quarter pretax effect was distributed as follows: a $62.0 million gain in Other income (expense) - net, $39.0 million in operating expenses, and $1.8 million in interest expense. Results for the fourth quarter of 1995 include a net $33.8 million of pretax credits in operating expenses ($22.0 million after-tax) primarily due to revised estimates associated with benefit accruals, and a $13.7 million ($8.9 million after-tax) reduction in Interest expense on the revenue set aside as ordered by the NYSPSC, partially offset by a $15.0 million ($9.7 million after-tax) charge in operating expenses for a gross receipts tax settlement and a $17.4 million charge in Other income (expense) - net for an unrealized mark to market valuation adjustment on a financial instrument.

  In the third quarter of 1995, NYNEX deconsolidated certain assets and liabilities of NYNEX Mobile, in exchange for an equity interest in BANM (see Note F). For the third and fourth quarters of 1995, NYNEX's interest in BANM is reported under the equity method. Results for the first quarter of 1995 include NYNEX Mobile operating revenues and operating expenses of $189.3 and $174.5 million, respectively. Results for the second quarter of 1995 include NYNEX Mobile operating revenues and operating expenses of $210.5 and $161.7 million, respectively.

  In the third quarter of 1995, there was a change in the presentation of gross receipts taxes that were collected from customers. In the first two quarters of 1995, these taxes were included in operating revenues and expenses. In the last two quarters, as a result of a tax law change, these taxes were no longer required to be collected.

  Results for the second, third and fourth quarters of 1994 include $449.3, $31.2 and $213.0 million, respectively, of pretax charges for pension enhancements, which were reflected in operating expenses. The after-tax effect of these charges was $291.5, $20.5 and $140.8 million, respectively.

  Results for the fourth quarter of 1994 include $51.9 million of pretax credits to pension and medical expense associated with plan amendments and favorable plan experience, and $30.1 million for research tax credits and federal and state tax credits, partially offset by a $10.8 mill pretax charge for costs associated with planned exits from media communication ventures. The total pretax effect was distributed as follows: a $41.8 million benefit in operating expenses, a $30.1 million benefit in income taxes and a $0.7 million charge in Other income (expense) - net. The after-tax effect of these net benefits was an increase in net income of $55.9 million, of which $1.2 million was applicable to the fourth quarter.

  For further discussion of these items, see Management's Discussion and Analysis of Financial Condition and Results of Operations.

[inside back cover]

NYNEX                           NYNEX ASIA                       From outside the continen-
CORPORATE                       COMMUNICATIONS                   tal United States, call collect
OFFICERS                        Arthur J. Troy                   on (617) 575-2407.
                                President                        Hearing-impaired
IVAN SEIDENBERG                                                  share owners with access to a
Chairman and Chief              NYNEX ASSET                      Telecommunications Device
Executive Officer               MANAGEMENT  COMPANY              for the Deaf (TDD) may
                                William F. Heitmann              dial 1 (800) 368-0328 toll
FREDERIC V. SALERNO             President                        free for account information.
Vice Chairman
Finance & Business              NYNEX CABLECOMMS GROUP           GENERAL INFORMATION:
Development                     John F. Killian                  If you have questions or
                                President and Chief              comments regarding
ALAN Z. SENTER                  Executive Officer                NYNEX, or would like to
Executive Vice President                                         receive the NYNEX "1995
and Chief Financial Officer     NYNEX CREDIT COMPANY             Profile and Statistics," addi-
                                Richard E. Lucey                 tional copies of the Annual
MORRISON DES. WEBB              President                        Report or the Annual
Executive Vice President,                                        Report on audiocassette,
General Counsel and             NYNEX ENTERTAINMENT &            direct your requests to:
Secretary                       INFORMATION  SERVICES COMPANY
                                Walter I. Rickard                NYNEX Corporation
ROBERT T. ANDERSON              President                        Share Owner
Vice President                                                   Communications
Business Development            NYNEX GLOBAL SYSTEMS             19th Floor
                                COMPANY                          1095 Ave. of the Americas
President                       Daniel C. Petri                  New York, NY 10036
NYNEX Network Systems           President
Company                                                          INVESTOR RELATIONS:
                                NYNEX INFORMATION                Institutional investors,
JEFFREY A. BOWDEN               RESOURCES COMPANY                financial analysts and port-
Vice President                  Matthew J. Stover                folio managers should direct
Strategy & Corporate            President and                    questions to:
Assurance                       Chief Executive Officer
                                                                 Allen F. Pattee
PETER M. CICCONE                NYNEX SCIENCE &                  Corporate Director
Vice President                  TECHNOLOGY,  INC.                Investor Relations
Financial Operations            Casimir S.  Skrzypczak           NYNEX Corporation
and Comptroller                 President                        1095 Ave. of the Americas
                                                                 New York, NY 10036
JOHN M. CLARKE                  Vice  President                  (212) 730-6350
Vice President                  Network & Technology  Planning
Law                                                              (continued on back cover)
                                NYNEX TRADE FINANCE
SAUL FISHER                     COMPANY
Vice President                  Richard  W.  Frankenheimer
Law                             President

PATRICK F.X. MULHEARN
Vice  President                 SHARE OWNER
Public Relations                INFORMATION

DONALD J. SACCO                 CORPORATE HEADQUARTERS:
Vice President                  NYNEX Corporation
Human  Resources                1095 Ave. of the Americas
                                New York, NY 10036
THOMAS J. TAUKE                 (212) 395-2121
Vice President
Government  Affairs             1996 ANNUAL MEETING:
                                NYNEX will hold its annual
COLSON P. TURNER                meeting at the John
Vice President and Treasurer    Hancock Hall in Boston,
                                Mass., on May 1, 1996, at
President                       10:30 a.m.
NYNEX Capital Funding
Company                         SHARE OWNER SERVICES:
                                Let NYNEX Share Owner
                                Services help with your
OFFICERS OF                     account needs:
PRINCIPAL
OPERATING                       DIVIDEND REINVESTMENT
GROUPS                          AND STOCK PURCHASE PLAN
                                (DRISPP): Provides you
                                with a convenient way to
RICHARD W. BLACKBURN            increase your stock holdings
President and                   at a minimal cost.
Group Executive
NYNEX Worldwide                 DIRECT DEPOSIT OF
Communications &                DIVIDENDS: Deposit your
Media Group                     dividends via electronic
                                funds transfer to a desig-
RICHARD A. JALKUT               nated account at your bank
President and                   or financial institution.
Group Executive
NYNEX                           ODD-LOT SALES PROGRAM:
Telecommunications              Provides share owners own-
                                ing less than 100 shares with
DONALD B. REED                  a convenient way to sell
President and                   their NYNEX stock at a rea-
Group Executive                 sonable cost.
External Affairs &
Corporate  Communications       Inquiries on these stock-
                                related matters, as well as
ARNOLD J. ECKELMAN              dividend payments, stock
Executive Vice President        transfers and requests for
and Group Executive             Form 10-K reports for
Quality Assurance               NYNEX and its telephone
& Operations Support            subsidiaries, should be
                                directed to NYNEX's trans-
JOSEPH C. FARINA                fer agent and registrar, The
Vice President and              First National Bank of
Group Executive                 Boston ("Bank of Boston"):
Process Re-engineering
& Assurance                     NYNEX Corporation
                                c/o Bank of Boston
MEL MESKIN                      P.O. Box 9175
Vice President                  Boston, MA 02205-9175
Finance and Treasurer           1 (800) 358-1133
NYNEX
Telecommunications

[back cover]

GOVERNMENTAL RELATIONS:         STOCK EXCHANGE LISTINGS:
NYNEX Government Affairs        Boston Stock Exchange
Suite 400 West                  Chicago Stock Exchange
1300 I Street, N.W.             New York Stock Exchange
Washington, DC 20005            Pacific Stock Exchange
(202) 336-7900                  Philadelphia Stock
                                  Exchange
INDEPENDENT ACCOUNTANTS:        Amsterdam Stock
Coopers & Lybrand L.L.P.          Exchange
1301 Ave. of the Americas       Basel Stock Exchange
New York, NY 10019              Geneva Stock Exchange
                                The International Stock
                                  Exchange, London
                                Zurich Stock Exchange

                                Ticker Symbol: NYN

--------------------------------------------------------------------------------
NYNEX is fully committed to equal employment opportunity for all employees and applicants for employment.

We  have  a  duty  to  ensure  that  there  is  no  unlawful  discrimination  in recruitment, hiring, termination, promotions, salary treatment or any other condition of employment or career development, and that there is no harassment of any employee on the basis of race, color, religion, national origin, sex, age, marital status, sexual preference or orientation, disability, or status as a special disabled veteran or veteran of the Vietnam era.
--------------------------------------------------------------------------------

NYNEX BOARD
OF DIRECTORS

JOHN BRADEMAS
Dr. Brademas is president  emeritus of New York University.  He has been a NYNEX
director  since  1991  and  serves  on  the  Audit   Committee  and  the  Public
Responsibility Committee.

RANDOLPH W. BROMERY
Dr. Bromery is president of Springfield College and commonwealth professor emeritus of the University of Massachusetts at Amherst, and president of Geoscience Engineering Corporation. He has been a NYNEX director since 1986 and serves on the Audit Committee, Executive Committee and Public Responsibility Committee.

RICHARD L. CARRION
Mr. Carrion is chairman, president and chief executive officer of BanPonce Corporation. He has been a NYNEX director since 1995 and is a member of the Audit Committee and Committee on Benefits.

LODEWIJK J.R. DE VINK
Mr. de Vink is president and chief operating officer of Warner-Lambert Company. A NYNEX director since 1995, he is a member of the Committee on Benefits.

STANLEY P. GOLDSTEIN
Mr. Goldstein is chairman and chief executive officer of Melville Corporation. He was elected to the NYNEX board in 1990 and serves on the Audit Committee and the Finance Committee.

HELENE L. KAPLAN
Mrs. Kaplan is of counsel to Skadden, Arps, Slate, Meagher & Flom, a New York City law firm. She was elected to the NYNEX board in 1990 and is a member of the Committee on Benefits and the Public Responsibility Committee.

ELIZABETH T. KENNAN
Mrs. Kennan is president emeritus of Mount Holyoke College and has been a NYNEX director since 1984. She serves on the Nominating and Board Affairs Committee and chairs the Audit Committee.

EDWARD E. PHILLIPS
Mr. Phillips is retired chairman of New England Mutual Life Insurance Company. He has served on the NYNEX board since 1983 and is a member of the Executive Committee and Finance Committee and chairs the Nominating and Board Affairs Committee.

HUGH B. PRICE
Mr. Price is president and chief executive officer of the National Urban League. Elected to the NYNEX board in 1995, he is a member of the Audit Committee and the Public Responsibility Committee.

FREDERIC V. SALERNO
Mr. Salerno is vice chairman - Finance and Business Development of NYNEX. He has been a NYNEX director since 1991 and serves on the Finance Committee.

IVAN SEIDENBERG
Mr. Seidenberg is chairman and chief executive officer of NYNEX. He has been a NYNEX director since 1991 and chairs the Executive Committee.

WALTER V. SHIPLEY
Mr.  Shipley  is  chairman  and chief  executive  officer  of  Chemical  Banking
Corporation. A NYNEX board member since 1983, he serves on the Executive Committee and Nominating and Board Affairs Committee and chairs the Finance Committee.

JOHN R. STAFFORD
Mr. Stafford is chairman, president and chief executive officer of American Home Products Corporation. He has been a NYNEX director since 1989, is a member of the Finance Committee and chairs the Committee on Benefits.

NYNEX
1095 Avenue of the Americas
New York, NY 10036

Design: Belk Mignogna Associates, New York  Illustration:  Rosemary Webber
(C)1996 NYNEX Corporation   All rights reserved   NYNEX Recycles